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                                                                    Exhibit 4.17

                     PARTNERSHIP FOR SUPPLY MASTER AGREEMENT
                        NO. K.TEL.194/HK.810/UTA-00/2003


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                                TABLE OF CONTENTS


CHAPTER I   GENERAL TERMS AND CONDITIONS ........................   2
Article 1.  Definitions .........................................   2
Article 2.  Commencement and Term of Agreement ..................   7
Article 3.  Description of Project ..............................   8
Article 4.  Scope of Work and Goods To Be Transferred ...........   8
Article 5.  Partnership Arrangement For Supply ..................  10
Article 6.  Import; Local Facilities ............................  12
Article 7.  Procedures for Delivery .............................  12
Article 8.  Intellectual and Industrial Property Rights .........  13
Article 9.  Force Majeure .......................................  16
Article 10. Risk and Right Transfer .............................  16
Article 11. Indemnification .....................................  17
Article 12. Maintenance and Support for Equipment ...............  18
Article 13. Liquidated Damages for Lateness .....................  19
Article 14. Termination of Contract .............................  20
Article 15. Governing Laws ......................................  23
Article 16. Dispute Resolution ..................................  23
Article 17. Language ............................................  23
Article 18. The Company's Representation and Warranty ...........  24
Article 19. Confidential Information ............................  24
Article 20. Notification ........................................  24
Article 21. General Provision ...................................  25
CHAPTER 2   COMMERCIAL TERMS AND CONDITIONS .....................  26
Article 22. Contract Price ......................................  27
Article 23. Price and Expenses ..................................  27
Article 24. Tax and Duty ........................................  27
Article 25. Insurance and Security ..............................  28
CHAPTER 3   FINANCIAL AND PAYG TERMS ............................  29
Article 26. Collective Plan Session, Design Review Meeting and
            Monthly Meeting .....................................  29
Article 27. Supply of Installed Lines ...........................  34
Article 28. Purchase Order and Procedure ........................  35
Article 29. Performance Bond ....................................  37
Article 30. Termination of Purchase Order .......................  38
Article 31. Terms of Payment ....................................  40
Article 32. PAYG Payment ........................................  42
Article 33. Payment of Public Service ...........................  45

Article 34. Collecting ..........................................  46
Article 35. Financing ...........................................  46
Article 36. Procedure of Request For Change .....................  47
Article 37. Relocation of Equipment .............................  48
Article 38. Full Details of the PARTNER's Bank Account ..........  48
CHAPTER 4   PROJECT ORGANIZATION ................................  49
Article 39. Local Indonesian Agency, Sub-Contractor, Supplier ...  49
Article 40. Assignment and Sub-Contract .........................  49
Article 41. Logistic ............................................  50
Article 42. Inventory ...........................................  50
Article 43. Local Supporting Infrastructure .....................  51
Article 44. Project Management ..................................  52
Article 45. Research and Development ............................  54
Article 46. Training, Transfer of Knowledge (Know How) ..........  54
Article 47. Management Forum ....................................  57
Article 48. The Development of Industry in Indonesia ............  57
CHAPTER 5   TECHNICAL CONDITIONS ................................  57
Article 49. General Terms for Equipment .........................  57
Article 50. Quality Warranty ....................................  58
Article 51. Survey, Design and Planning .........................  59
Article 52. Location, Obtainment, Right to Pass, License ........  60
Article 53. Standard and Procedure Installation .................  61
Article 54. Examination And Acceptance Test .....................  62
Article 55. Integration, Inter-Operation Ability, and Suitability  68
Article 56. Cut Over Procedure ..................................  69
Article 57. The Environmental Standard Fulfillment ..............  69
Article 58. Mediation Device Development ........................  70
Article 59. Documentation .......................................  70
CHAPTER 6   SERVICES LEVEL AGREEMENT ............................  73
Article 60. Services Level Agreement ............................  73
CHAPTER 7   PERFORMANCE QUALIFICATIONS INTER OPERATION AND
            COORDINATION ........................................  73
Article 61. General .............................................  73
Article 62. JPS, DRM and Monthly Meetings .......................  74
Article 63. Acceptance Test .....................................  75

                     PARTNERSHIP FOR SUPPLY MASTER AGREEMENT
                        NO. K.TEL.194/HK.810/UTA-00/2003


THIS PARTNERSHIP FOR SUPPLY MASTER AGREEMENT ("Agreement") is made in Bandung on this day, Tuesday, the twenty sixth day of August two thousand three (26-8-2003), by and between:

I. PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA, TBK., a telecommunications network and services operator company established pursuant to the laws of the Republic of Indonesia, having its headquarters on Jalan Japati No. 1, Bandung, in this matter duly represented by Kristiono in his capacity as the President Director, hereinafter referred to as "TELKOM";

And

II. PT INDUSTRI TELEKOMUNIKASI INDONESIA (PERSERO), a limited liability company established pursuant to the laws of the Republic of Indonesia, having its head office on Jalan Mohamad Toha No. 77, Bandung, in this matter duly represented by John Welly in his capacity as the President Director, hereinafter referred to as "PARTNER".

(TELKOM and PARTNER individually referred to as the "Party", and collectively as the "Parties").

WITNESSETH:

a. TELKOM is a telecommunications network and services operator company that provides fixed wireline and wireless services and telecommunications infrastructure in Indonesia;

b. TELKOM has initiated a significant investment program for the purpose of modernizing and expanding its network infrastructure;

c. TELKOM, in its letters No. Tel.658/LG280/TCC-00/2003 of 6 August 2003 and No. Tel.666/LG.210/TCC-00/2003 of 11 August 2003, selected PT INTI as the potential PARTNER and requested it to submit a quotation for the construction of telecommunications facilities FWA CDMA at DIVRE III;

d. PT INTI, in its letter No. 1717/NG.01/102010/2003 of 15 August 2003, submitted a quotation for the construction of telecommunications facilities FWA CDMA at DIVRE III;

e. On 19-20 August 2003, TELKOM and PT INTI held clarifications and negotiations of the quotation submitted by PT INTI as referred to in paragraph e. above;

f. In its letter No. Tel.691/LG000/TCC-00/2003 of 22 August 2003, TELKOM appointed PT INTI as the PARTNER for performing the construction of telecommunications facilities FWA CDMA at DIVRE III;

g. In its letter No. 1754/NG.02/102010/2003 of 22 August 2003, PT INTI expressed its willingness to perform the work as referred to in paragraph
     f. above;

IN WITNESS WHEREOF, the Parties have agreed to enter into this Agreement subject to the terms and conditions as follows:


                                    CHAPTER I
                          GENERAL TERMS AND CONDITIONS

ARTICLE 1. DEFINITIONS

1.1 Unless the context requires otherwise, the following expressions shall have the meanings as follows:

     "AGREEMENT" means this Agreement and its Schedules, together with any amendment thereto;

     "BASELINE BILL OF QUANTITIES" ("BOQ") means the basic list of work volumes set forth in Schedule 13, as amended from time to time pursuant to Articles 26 and 36;

     "BUSINESS DAY" means a day, other than Saturday, Sunday or any public holiday in Indonesia, on which commercial banks are open for business during normal business hours in Jakarta;

     "REQUEST FOR CHANGE" means a form attached hereto as Schedule 18, which pursuant to Article 36 will be used to make all and any change, among other things, of anything in a Purchase Order;

     "ACCEPTANCE TEST" means any successful testing, commissioning, integration and acceptance of Goods To Be Transferred in conditions ready for full commercial operation by PARTNER as approved by TELKOM by way of issuing either the Minute of Integrated System Acceptance Test or the Minute of Partial Integrated System Acceptance Test from TELKOM in accordance with the terms hereof. "Commission" or "Commissioned" shall be construed in its context;

     "CONTRACT PRICE" means the total amount of all Purchase Orders and with respect to any Purchase Order, the entire payment (in USD or Rp., as the case may be) to be paid by TELKOM to PARTNER based upon any Purchase Order for all Goods To Be Transferred to be supplied under such Purchase Order and for full performance of obligations and duties by PARTNER hereunder, including any amount payable to PARTNER to use or procure licenses for rights to software and Documentation, and for expenses

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     for insurance and transportation and any other expenses under this
     Agreement, subject to any change expressly permitted under this Agreement or any Purchase Order;

     "TERM OF CUT OVER" means the term as referred to in Article 56.2;

     "GOODS TO BE TRANSFERRED" means any equipment, components, software and Documentation to be transferred and any related services to be provided by PARTNER pursuant to any Purchase Order;

     "REQUEST ESTIMATION" means request estimation set forth in Schedule 6 as renewed from time to time by the Parties in a JPS or DRM;

     "DESIGN REVIEW MEETING" or "DRM" means a design review meeting held pursuant to Article 26.2;

     "PLACEMENT PLAN" means the number of installed lines/customers target which counted to be placed each year based upon the customer target as set forth in Schedule 7, as may be amended from time to time pursuant to Article 26 of this Agreement;

     "DIVRE" means Regional Division III for West Java and Banten;

     "DOCUMENTATION" means any documentation set forth in Schedule 22;

     "MINUTE OF TRANSFER OF DOCUMENTATION" means a certificate signed by TELKOM and PARTNER stating that documentation transferred by PARTNER is in compliance with this Agreement;

     "FISCAL YEAR" means TELKOM's fiscal year commencing from 1 January and ending on 31 December of each year;

     "MINUTE OF ARRIVAL OF GOODS" means a certificate signed by TELKOM and PARTNER stating that goods transferred by PARTNER have been examined and inspected by TELKOM in accordance with Article 7.3;

     "PERFORMANCE SCHEDULE" means the schedule for time and phases of progress determined pursuant to Schedule 9 as amended from time to time in accordance with Article 26;

     "SUPPLY OF INSTALLED LINES" means the number of installed lines to be provided by TELKOM as agreed by the Parties based upon the flexible supply method as referred to in Article 27;

     "INTEGRATED SYSTEM ACCEPTANCE TEST/ISAT" means an integrated system test to be conducted after the completion of all sub-system and any other tests (including the test of measuring tool and spare parts) in accordance with
     Article 54 and Schedule 17 (Manual for Quality Warranty/Procedure for Acceptance Test);

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     "MINUTE OF INTEGRATED SYSTEM ACCEPTANCE TEST" means a minute of transfer to be issued and signed by TELKOM and PARTNER after the completion of the Integrated System Acceptance Test or otherwise pursuant to Article 54.8.8;

     "INTELLECTUAL PROPERTY RIGHTS" means patent, registered design, design, copyright, semiconductor mask work, and any other forms of intellectual property rights or industry know-how, discovery, formula, secret process, secret trade and secret information, and any other protected rights or assets, and any licenses and permits relating thereto, in any part of this world, registered or not, registrable or not, and for the full period and any extension and renewal thereto, and any registration application in connection therewith;

     "IOP AGREEMENT" means the Inter-Operation Commitment Agreement enclosed hereto as Schedule 21;

     "MINUTE OF TRANSFER OF IOP" means a certificate or statement issued and signed by TELKOM confirming that PARTNER's equipment has passed all the inter-operation Tests pursuant to the IOP Agreement;

     "JOINT PLANNING SESSION" ("JPS") means a joint planning session to be held pursuant to Article 26.1;

     "LOCATION" means the location in the Project area relating to any TELKOM PSTN switch (STO);

     "NETWORK" means any telecommunication network/system to be designed, constructed and supplied by PARTNER under this Agreement, the detail of which is set forth in Schedule 3 (Scope of Works);

     "PARTIAL INTEGRATED SYSTEM ACCEPTANCE TEST" means an integrated system acceptance test to be conducted after the completion of one or more Sub-systems and any other tests (including the test of measuring tool and spare parts) in accordance with Article 54 and Schedule 17 (Manual for Quality Warranty/Procedure for Acceptance Test);

     "MINUTE OF PARTIAL INTEGRATED SYSTEM ACCEPTANCE TEST" means a minute of transfer to be issued and signed by TELKOM after the completion of the Sub-system Acceptance Test or otherwise pursuant to Article 54.8 in case any Integrated System Acceptance Test cannot be conducted within thirty
     (30) days because of delay in the test of any Sub-system in which TELKOM can be held responsible;

     "PAYG PAYMENT PERIOD" means the period counted in relation to the whole Purchase Orders of any DIVRE in the same quarter, which will commence from the last date of the quarter when the Minute of Integrated System Acceptance Test is issued by TELKOM and will end four (4) years later, or after payment by TELKOM for the last PAYG payment is due (of the last Purchase Order issued), where earlier;

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     "PAYG VALUE" means the proportional value of each Purchase Order to be payable pursuant to Article 31.4;

     "PERCENTAGE INDEX" means an index declared as an index calculated pursuant to Article 27.4;

     "PERFORMANCE BOND" means a performance bond to be provided by PARTNER to TELKOM pursuant to Article 29;

     "PROJECT MANAGEMENT PLAN/PMP" means the project management plan to be given by PARTNER pursuant to Schedule 8;

     "PROJECT" means work to be performed by PARTNER under this Agreement for BSS supply regional package for DIVRE;

     "PURCHASE ORDER" means documents to be issued by TELKOM from time to time pursuant to Article 28 and acknowledged by PARTNER for supply and Acceptance Test by PARTNER for all or part of Network and/or for provision of services. Any schedule or appendix thereto and any change thereof pursuant to Article 36 shall form an integral part thereof;

     "QUARTER" means a period of three months, specifically 31 March, 30 June, 30 September, and 31 December of each year;

     "RFP" means a Request for Proposal for Construction of Telecommunications Facilities FWA CDMA DIVRE III under a Partnership scheme;

     "SCOPE OF WORK" means the scope of work as determined in Schedule 3;

     "PLACE" means a place in Location where BTS is to be installed;

     "SLA" or "SERVICES LEVEL AGREEMENT" means a services level agreement for 27 (twenty seven) months to be made between the Parties on the Acceptance Test as regulated in Article 60;

     "CUSTOMER RECORDING" means the database system of TELKOM in the DIVRE Billing System;

     "CUSTOMER TARGET" means the number calculated from lines to be placed each year in each location for the relevant Quarter based upon the Placement Plan as renewed and decided during the relevant DRM in connection with the Supply of Installed Lines approved for each location in the relevant Quarter;

     "SUB-SYSTEM" means the BSC, BTS, transmission equipment, BSS' NEM (equipment considered to be BSS), PSDN, AAA, HA, DNS, Fire wall, PDN's NEM (equipment considered to be PDN), and any similar and other related equipment supplied by PARTNER, including all the relevant software and components;

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     "SYSTEM" means two or more Sub-systems constituting a network ready for commercial services;

     "SUB-SYSTEM ACCEPTANCE TEST" means the test to be conducted after the completion of certain Sub-system in accordance with Schedule 17;

     "TECHNICAL SPECIFICATION" means the whole technical specification set forth in Schedule 5, and the applicable specification issued by each manufacturer and all specifications approved in accordance with any amendment to this Agreement or any Purchase Order;

     "COMMON EQUIPMENT" means Sub-system used collectively by one or more BTS such as BSC and PDN;

     "MINUTE OF TRAINING" means a minute signed by TELKOM stating that the training provided by PARTNER has been in compliance with the provisions of this Agreement;

1.2  Technical Terms. Any technical terms used in this Agreement (e.g., BTS,
     PDN) shall be defined in Schedule 23.

1.3 Writing. Any reference in this Agreement to any writing shall include typing, printing, lithography, photography, telefax, facsimile, e-mail, and telex messages and any form of reproducing words in any readable form.

1.4 Plural; Gender; Person. Words importing the singular shall include the plural, and vice versa; words importing gender shall include all genders; and words importing persons shall include entities, whether incorporated or not.

1.5 Agreement. Documents declared as "in agreed forms" or "agreed" mean documents agreed to by TELKOM and PARTNER and (for identification purposes) initialed on behalf of each of them.

1.6 Headings. Headings used in this Agreement are for convenience purposes only and shall not effect the construction of this Agreement.

1.7 Days. In this Agreement, unless defined or the context requires otherwise, any reference to a "day" shall mean a calendar day covering a duration of twenty four (24) hours ending at 12 midnight. If this Agreement is mentioning a duration of time, then the commencement day of such duration of time shall be the day after the commencement day of the duration of time is announced or the day after the occurrence of an event which commences the duration of time.

1.8 Reference. References herein to Articles and Schedules are to Articles and Schedules hereof. References to laws or regulations are to laws or regulations as amended or reapplied or reinstated from time to time.

1.9 Priority of Documents. If there is any inconsistency between this Agreement and its Schedules, the terms and conditions of this Agreement shall prevail.

1.10 General and Special Provisions. If there is any doubt or inconsistency with respect to the application of a provision hereof, this Agreement shall be construed by prioritizing the special meaning and/or application over the general meaning and/or application.

1.11 Schedules.

     Schedule 1    Details of Partner/Supplier/Local Subcontractor
     Schedule 2    [not applicable]
     Schedule 3    Scope of Work
     Schedule 4    List of Prices
     Schedule 5    Technical Specifications
     Schedule 6    Request Estimation
     Schedule 7    Placement Plan
     Schedule 8    Project Management Plan
     Schedule 9    Performance Schedule
     Schedule 10   Local Infrastructures
     Schedule 11   PAYG Payment
     Schedule 12   Purchase Order
     Schedule 13   Bill of Quantities
     Schedule 14   Technical Norms and Engineering
     Schedule 15   [not applicable]
     Schedule 16   Project Schematic
     Schedule 17   Manual for Quality Warranty/ Procedures for Acceptance Test
     Schedule 18   Request for Change
     Schedule 19   Training
     Schedule 20   Services Level Agreement
     Schedule 21   Interoperability (IOP) Agreement
     Schedule 22   Documentation
     Schedule 23   Technical Terms
     Schedule 24   Confidentiality Agreement
     Schedule 25   Performance Bond
     Schedule 26   Software License
     Schedule 27   Bank Guarantee


ARTICLE 2. COMMENCEMENT AND TERM OF AGREEMENT

2.1 This Agreement shall be effective upon its signing and shall remain effective until such time as PARTNER and TELKOM have fully performed their respective obligations under this Agreement, unless terminated earlier pursuant to Article 14.

2.2 Scope of Work relating to the placement of a Network shall be performed and completed within 34 (thirty four) months in accordance with the provisions of this Agreement. The completion period shall include Sunday and any public holiday, days for consultation (meeting and approval for documents) with TELKOM and days for signing the Minute of Integrated System Acceptance Test.

2.3 TELKOM's obligations concerning payment for Goods To Be Transferred shall terminate after TELKOM has paid the last owed PAYG, subject to TELKOM's performance of its obligations hereunder.

2.4  Initial period for SLA to be entered into between the Parties pursuant to
     Article 60 shall be for a period ending 27 (twenty seven) months from (i) the date of the Acceptance Test for equipment supplied under the first Purchase Order or (ii) an earlier date at TELKOM's request.


ARTICLE 3. DESCRIPTION OF PROJECT

3.1 This Agreement is a master agreement covering various stages of request estimation, delivery and acceptance, installation and use, operation assistance and maintenance, use of equipment by customers, and payment scheme of Pay As You Grow as illustrated in Schedule 16 (Project Schematic). In accordance with the agreement of the Parties on the terms of supply of Installed Lines according to adjustments agreed to and based upon the flexible supply method for each JPS and DRM as set forth in Article 26, PARTNER shall warrant and be collectively responsible for request estimation and be solely responsible for survey, design, development, making, transfer, supply, installation, integration and Network Acceptance Test, including all projects management, training and any other related services, for the turnkey basis under this Agreement.

3.2 "Turnkey basis" means under the Scope of Work, once PARTNER receives any Purchase Order, PARTNER shall be fully and collectively responsible for request estimation and be solely responsible for survey, design, development, making, transfer, supply, installation, integration and Network Acceptance Test and repair of any defect, in order to make the Network ready for operation pursuant to this Agreement. PARTNER shall also do anything necessary which may reasonably be implied from this Agreement as required of PARTNER to perform its obligations hereunder. PARTNER shall provide any personnel, goods, consumables and any other things or services, whether temporary or permanent, which are necessary in and for the design, performance, completion of Network and repair of any defects pursuant to the provisions of this Agreement. TELKOM shall also cooperate with PARTNER when performing its obligations hereunder on a turnkey basis.


ARTICLE 4. SCOPE OF WORK AND GOODS TO BE TRANSFERRED

4.1  Scope of Work for this Project is set forth in Schedule 3 (Scope of Work).

4.2  PARTNER agrees and covenants to:

4.2.1 perform the Scope of Work in good order and manner in accordance with the Technical Specifications by using materials required for the completion of such work in accordance with the quality and standard as set forth in
       Schedule 5 (Technical Specifications);

4.2.2 be fully responsible for the appropriate design, quality and completeness of work and for quantity of materials, and appropriate goods required for completion of such work pursuant to Schedules 3 (Scope of Work) and 5 (Technical Specifications);

4.2.3  provide Goods To Be Transferred as set forth in Schedules 3 (Scope of
       Work), 5 (Technical Specifications), and 4 (List of Prices) and all cables, connectors and any other materials necessary for completion of Network in accordance with the provisions of this Agreement. All such Goods To Be Transferred shall in any respect comply with technical specifications, capacity, function, design feature and performance specifications set forth in Schedule 5 (Technical Specifications);

4.2.4 perform survey, design, plan, develop, make, transfer, install, inspect, test, and interconnect Goods To Be Transferred and furnish any other services and relating to the Network pursuant to Schedules 3 (Scope of Work), 5 (Technical Specifications), and 9 (Performance Schedule), and in any respect in accordance with this Agreement;

4.2.5  perform the work pursuant to any Purchase Order in accordance with
       Schedule 9 (Performance Schedule) and complete every phase of work on the fixed date or time;

4.2.6  provide Documentation to TELKOM in accordance with this Agreement;

4.2.7  procure land and frequency licenses in accordance with this Agreement;

4.2.8 provide services to TELKOM at TELKOM's request through the issuance of a Purchase Order in accordance with the price unit set forth in Schedule 4 (List of Prices);

4.2.9 provide technical skills as set forth in any Purchase Order in accordance with the price unit set forth in Schedule 4 (List of Prices);

4.2.10 provide training in accordance with Article 46 of this Agreement; and

4.2.11 perform and fulfill any other obligations under this Agreement and each Purchase Order;

4.3 PARTNER shall ensure the suitability of interworking, interfacing and integration of Network and equipment, components and software of third party vendors or other operators obtaining a license in Indonesia which connects to the Goods To Be Transferred of Network as set forth in Schedules 3 (Scope of Work), 5 (Technical Specifications, and 21

       (Interoperability Agreement), or if not set forth therein, in accordance with the best industry standard as agreed by the Parties.

4.4 PARTNER shall design the Network in such a way that, unless agreed otherwise in writing, is as follows:

4.4.1 Individual sub-system (including all services) is placed irrespective of the status of placement of another System or Sub-system;

4.4.2 Scale of the Network may be forthwith made bigger or smaller to meet customer's request for changes ;

4.4.3 The Network may be moved from a fixed network or network with limited mobility (enabling the customer to move in a coverage area of one BTS) into a network with full mobility in the future;

4.4.4 The Network may be moved into a network with the third generation (3G) basis in the future.


ARTICLE 5. PARTNERSHIP ARRANGEMENT FOR SUPPLY

5.1 The Parties agree to be bound to certain principles during the performance of this Agreement. The general principles set forth below are intended to be performed in good faith and without prejudice to the rights and obligations of each Party contained herein:

5.1.1 TELKOM's objective to achieve the optimal performance of its telecommunications networks in providing the best services for its customers shall not be considered as not in line with PARTNER's objective to sell its commercial equipment and services during the determined period;

5.1.2 The Parties agree that the main collective objective is to support the development of the telecommunications industry and economy of Indonesia by maximizing the quantity of equipment, materials, workforce and provision of services throughout Indonesia;

5.1.3 The Parties agree to hold a routine consultation to discuss the performance of the placement of each Network for the purpose of amicably resolving any dispute that may arise from time to time and of creating a business opportunity with collective value in order to establish a good business relationship between them;

5.1.4 PARTNER shall inform TELKOM, as effective and complete as possible, in due time, of any anticipated problems relating to any Goods To Be Transferred that have been transferred or will be transferred and of any material change which is permitted in relation to costs, transfer and development that previously has been agreed, which may relate to TELKOM;

5.1.5 The Parties agree to inform each other, as completely as possible, of any situation relating to any Goods To Be Transferred that may effect TELKOM's telecommunications network in order to enable the Parties to promptly respond to any technology and business developments. In respect of any purchase of equipment in the future for use at DIVRE, PARTNER shall inform TELKOM of its price estimation in connection with any new telecommunications technology which may be applicable in Indonesia that has been developed by PARTNER or its affiliates and Vendors, at the latest by the same time that PARTNER offers the equipment to any other telecommunications operator in Indonesia;

5.1.6 Subject to Chapter 7 of this Agreement, PARTNER shall ensure that it will hold a consultation and/or cooperation meeting with other suppliers of any equipment and/or services that relate to this Agreement or to Goods To Be Transferred before, during, and after the transfer. Such consultation and/or cooperation meeting shall commence as early as possible and shall cover technical support with the intention of achieving the optimal operation of TELKOM's telecommunications network;

5.1.7 The Parties shall use its best endeavor to achieve quality development and standardization levels that are suitable for the integrated management of TELKOM's telecommunications network. For such purpose, PARTNER shall, during the term of this Agreement, make the Network suitable for the most recent technology;

5.1.8 One of TELKOM's main objectives under this Agreement is to purchase equipment and services that meet international standards, and at the same time to minimize huge expenditure. PARTNER shall cooperate with TELKOM in order to ensure that its expertise and know-how may meet these objectives. It is understood that PARTNER shall use its best endeavor to analyze and take into account any financial and technical impact from the introduction of the development of its technology to TELKOM, particularly in relation to hardware and software transferred by TELKOM for the development of technology used in TELKOM's telecommunications network;

5.1.9 PARTNER shall take all reasonable steps necessary for informing TELKOM of advantages and disadvantages of new technology development, including the qualified newest technology proposed by PARTNER or its affiliations and Vendors. PARTNER shall from time to time reach an agreement with TELKOM concerning the expansion and development of the "road map" and evolution of technology set for the Project which can be performed during the Project in due time;

5.1.10 PARTNER agrees that it shall not have exclusive rights at the DIVRE area to install, to place equipment and/or to provide services during the term of this Agreement, in consideration of the sum which TELKOM has agreed to procure from PARTNER at least the minimum amount of the Supply of Installed Lines as set forth in Schedule 7.

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ARTICLE 6. IMPORT; LOCAL FACILITIES

6.1 Unless agreed otherwise by the Parties, Goods To Be Transferred imported into Indonesia shall be imported in the name of PARTNER. Any importation of Goods To Be Transferred hereunder shall be calculated on the basis of costs at the Location/Place and shall be delivered at the agreed time and place and in compliance with the applicable rules in Indonesia and with this Agreement. PARTNER shall pay VAT for importation, sales tax for luxury goods, if any, income tax (Article 22) for importation, import duties or custom duties and any expenses relating to importation. PARTNER shall, at its own expenses, procure any licenses and import permits from Indonesia necessary to import Goods To Be Transferred into Indonesia.

6.2 PARTNER shall keep the complete and accurate inventory records of the movement of equipment after their importation into Indonesia in line with the customary industry practice and shall ensure that all equipment imported into Indonesia based upon the Purchase Order has been stored separately from other equipment in order to ease the inspection by the customs authority in Indonesia. Any customs duties or penalties arising as a result of actions, defaults or omissions by PARTNER in violation hereof shall be the responsibility of PARTNER.

6.3 PARTNER shall comply with the local laws, rules, and regulations and with legal requirements of any other authority that may in any way effect the supply of Goods To Be Transferred under this Agreement.

6.4 PARTNER, at its own expense, shall be responsible for procuring all permits, licenses and approvals for exportation from the origin country and any transit location in due time, including payment for any and all levies for public transportation and any other expenses relating thereto.


ARTICLE 7. PROCEDURES FOR DELIVERY

7.1 Any physical delivery of Goods To Be Transferred listed in the Purchase Order shall be accompanied with records of delivery, covering:

7.1.1  Name and registered office of PARTNER;

7.1.2  Number of Purchase Order;

7.1.3  Date of delivery and transfer;

7.1.4  Volumes included; and

7.1.5  Delivery documents or delivery order.

7.2 Delivery of equipment to Location/Place shall be made with reference to the System or Sub-system completely and not partially, unless jointly agreed otherwise by the Parties.

7.3    TELKOM shall do an inspection on the transfer of goods pursuant to
       Article 54.4 concerning transfer of goods at Location/Place.

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

7.4 PARTNER shall be responsible for the delivery of Goods To Be Transferred from the origin country to the point of arrival in Indonesia and from the point of arrival to the Location/Place as stated in the relevant Purchase Order in accordance with Schedule 9 (Performance Schedule). PARTNER shall be responsible for any land transportation delivery costs to the intended Location/Place.

7.5 PARTNER covenants and warrants that all installed Goods To Be Transferred are from types that have been approved by the authority in Indonesia and have passed quality warranty by TELKOM in accordance with the manual for quality warranty set forth in Schedule 17 (Manual For Quality Warranty/ Procedures For Acceptance Test).

7.6 PARTNER shall be responsible for the supply of, and costs for, the following facilities, equipment and services that may be required by PARTNER and its staff:

7.6.1 all skilled and unskilled personnel assigned in local scope, including electricians, wiremen, workers, traders, labors, and their tools and equipment;

7.6.2 any work and/or entry permits, licenses, visas, etc., which are necessary for personnel assigned or involved temporarily by PARTNER and its subcontractors, and income tax borne by such personnel or income tax of the company;

7.6.3 transportation (including, without limitation, from and to Location/ Place), housing and medial facilities for such personnel as may be necessary;

7.6.4 equipment, tools and any other resources required by such personnel to complete the work;

7.6.5  telephone, telegram, telex, modem, internet and facsimile services;

7.6.6  security, warehouse, storage and office facilities; and

7.6.7 import duties and/or customs duties for equipment, tools, and private items of PARTNER's staff.


ARTICLE 8. INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS

8.1    MITRA undertakes that:

8.1.1 MITRA has obtained or shall obtain all Intellectual Property Rights that are required prior to the installation so that MITRA will be able to fulfill its obligations set forth in this Agreement; and

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

8.1.2 Contract Price including all amounts that are paid or shall be paid for the right to use soft ware and Documentation, and all Goods To Be Transferred are included as Goods To Be Transferred.

8.2 MITRA shall deliver to or shall cause to be delivered to TELKOM License or sub-License, depending on the context in the Republic of Indonesia, which are free of royalty, irrevocable (except as determined in Software License), which cannot be assigned (except as determined in this Article), and which are non-exclusive and permanent, to use software (not including source code) and MITRA's Documentation or its member or third party (including employees or MITRA's agent and sub-contractor) so that TELKOM is entitled to use such software and Documentation related to repair, maintenance, operation and usage of System, Sub-system and Goods To Be Transferred to the extent mentioned in this Agreement.

8.3 Furthermore, MITRA undertakes that the supply or guarantee upon a part of Goods To Be Transferred shall not constitute an infringement (or cause TELKOM to infringe) any third party's Intellectual Property Rights. MITRA shall at all times undertake and release TELKOM from all damage, cost and direct expenses incurred by every claim or suit based on the accusation of such infringement. MITRA, upon TELKOM's demand, shall defend every or all claims or suits at its own cost, provided that TELKOM:

       (a) shall immediately deliver a written notification to MITRA concerning the claim;

       (b) agrees that MITRA shall have full control of all pleas and all negotiations in relation to settlement.

       (c) does not acknowledge its obligation in relation to all or part of the claim or agree to settle or revoke such claim; and

       (d) provide reasonable assistance to MITRA in giving any plea or settle such claim.

       This indemnity is not applicable where obligations arise:

       (a) because of modification of Goods To Be Transferred or written instruction issued by TELKOM without approval from MITRA;

       (b) from the combination of Goods To Be Transferred with equipment that is not supplied by MITRA and if TELKOM does not conduct the combining process, the infringement claim is deemed as illegal; but, indemnity is applicable if MITRA does not provide the integration system service which causes such infringement;

       (c) from the utilization of Goods To Be Transferred by TELKOM other than as mentioned in this Agreement; and

       (d) from the continuing use of Goods To Be Transferred by TELKOM after MITRA deliver a notification concerning modification or amendment to Goods To Be Transferred which is necessary to avoid the infringement claim.

8.4 TELKOM agrees that it will only use necessary licenses for software and Documentation which is based on this Agreement for its business purposes,

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

       and shall not distribute or commercialize it. The Software license and Documentation entitles TELKOM to perform all activities and/or as reasonably required to use the respective equipment for its own purposes. Software licenses and Documentation are effectively prevails at the latest after TELKOM issues Minutes of Integrated System Acceptance Test related to the software and Documentation and shall be limited to the rights to use Documentation and software to operate the relevant equipment. TELKOM shall not assign, transfer or give sub-licenses of the software without prior written consent from MITRA, approval of which must not be withheld or delayed without any reasonable reason. Other requirements that are relevant to software which licenses have been provided for are set forth in the Software License attached in Schedule 26.

8.5 TELKOM has the right to make a copy of the relevant software only for the back up purpose. TELKOM has the right to make a copy of the software Documentation to be used for internal purposes and for filing purposes and to make the approved copy TELKOM will assign all copyright in the relevant software or Documentation. The use by a TELKOM affiliate in the relevant activities of the Project, shall be subject to an approval from MITRA. TELKOM shall not decompile the software, unless it has obtained a written approval from MITRA. Further requirements relating to software are contained in the Software License as attached in Schedule 26.

8.6 In the event that any third party's rights have been violated or any torts have been conducted against a third party because of the relevant equipment or its use, MITRA, at its discretion and its cost, and after consultation with TELKOM, must:

8.6.1 replace the relevant equipment or parts of the equipment with equipment or parts of equipment that are equivalent and do not violate the third party's rights or because of its use in any way whatsoever does not constitute a tort against a third party; or

8.6.2  obtain a license in relation to the rights; or

8.6.3 modify equipment in any way to end the violation or torts, provided that such modification and/or replacement shall not make the equipment disfunctional and/or the equipment's quality be materially reduced.

8.7 MITRA and/or its sub-contractor shall deliver the software's interface specification together with all Documentation and information to TELKOM so that TELKOM can make an improvement and/or external modification to the relevant equipment or make additional functions to the equipment and/or to reach certain inter-operational ability and conformation. MITRA shall be released from its obligation to give indemnification to the extent that such claim is caused by improvement and/or modification conducted by TELKOM.

8.8 If the central processing unit where the correctly installed software is temporarily unavailable, then such software can be temporarily transferred to

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

       the alternative central processing unit. If TELKOM intends to use the software in service biro mode (i.e: give computation service to other supplier with the same service), then TELKOM shall request to convene a meeting with MITRA where the Parties could discuss necessary requirements and a provision based on which MITRA will construe a written agreement approving such use.

8.9 Provisions in this Article 8 will also be included in the BOT regulation as mentioned in Article 28. 10-28.14.


ARTICLE 9. FORCE MAJEURE

9.1 Each of the Parties shall not be responsible for any delay in deliverance or performance, or for any failure to make, deliver or perform, if such matter is caused by one of the following reasons which are out of any reasonable control of the Parties having the delay, including but limited to an act of God, public enemy act, civil act, or authorized military, war, terrorism, riot, strike, lockouts, another manpower distraction, storm, earthquake, fire, flood, epidemic, and embargo or amendment of law of Republic of Indonesia, regulation, order or government policy which prevails and adversely materially effects a Party's ability in performing this Agreement.

9.2 Each event that is included in the Force Majeure category shall be notified to the other Party within fourteen (14) days at the latest as of the occurrence. If the Force Majeure causing TELKOM not to be able to pay its indebtedness in a period of more than ninety (90) days, then one of the Parties may terminate this Agreement. Other Force Majeure events which persist for the period of more than six (6) months shall give the right to each of the Parties to end this Agreement.

9.3 In the event that because of the Force Majeure event, there is a delay in the performance of this Agreement or another relevant agreement, acceptance test, integration, drive test or other matter determined in this Agreement , then the performance period shall be extended until the same period of the performance delay.

9.4 Each of the Parties is not responsible for any loss suffered by the other Party that occurs because of the Force Majeure event, provided that the termination of this Agreement by MITRA because of of the Force Majeure as determined in Article 9.2, then the provision in Article 31 and Article 32 will prevail in relation to the loss related to the Goods To Be Transferred which has passed the Acceptance Test and the provisions in
       Article 14.4, 14.5 and 14.6 will prevail with respect to the Goods To Be Transferred which has not yet passed the Acceptance Test.


ARTICLE 10. RISK AND RIGHT TRANSFER

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

10.1 Notwithstanding each transfer of ownership rights according to Article 10.2, the operational risk transfer in relation to the relevant Goods To Be Transferred from MITRA to TELKOM shall only occur if each of the Goods To Be Transferred has been installed, and the relevant Minutes of Integrated System Acceptance Test has been issued by TELKOM.

10.2 Ownership rights and other rights upon the Goods To Be Transferred shall transfer or be delivered to TELKOM on the issuance of Minutes of Integrated System Acceptance Test for the Goods To Be Transferred. Notwithstanding to any contradictive provision in this Agreement, the right upon software shall not be transferred to TELKOM at any time.


ARTICLE 11. INDEMNIFICATION

11.1 Notwithstanding to any other provisions in this Agreement, MITRA shall indemnify to and release TELKOM from any direct losses, costs and expenses which are incurred because of a Claim (as defined hereunder), if a Claim arises:

11.1.1 because of MITRA's negligence in performing its obligations according to this Agreement, Purchase Order or other specific agreements related to the Agreement;

11.1.2 in connection with the work performed in accordance with its obligations based on this Agreement, except if such loss is not caused by MITRA;

11.1.3 in connection with the incorrect design equipment or material or other supplies from MITRA;

11.1.4 in connection with the infringement to the Intellectual Property Rights or industrial ownership rights owned by a third party in relation to
       Article 8.3;

11.1.5 in connection with the Claim including, but not limited to, penalties or other sanctions suffered by TELKOM as a result of a violation of a law or regulation in Indonesia related to Article 6 by MITRA or any of its employees or agents ;

11.1.6 in connection with each of the Network disturbances based on Article
       56.4;

11.1.7 in the case of a personal accident suffered and/or death of a person and damage that occurred on properties from the performance of this Agreement as a result of an act or negligence to perform and act, either by negligence or not, by MITRA or its employees, agents or its sub-contractors;

11.1.8 from loss or damage caused by gross negligence or an intentional act, misconduct or negligence to do something from MITRA, its employees, agents, or its sub-contractors, including but limited to damage or network disturbance which occurs during the transfer to the new network to be provided by MITRA; or

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

11.1.9 in connection with the termination by TELKOM because the Goods To Be Transferred are not transferred as agreed;

       provided that TELKOM:

       (a) immediately delivers a written notification to MITRA concerning such Claim;

       (b)  permits PARTNER to defend or settle such Claim;

       (c) at any time does not acknowledge obligations relating to the whole or a part of such Claim or agrees to settle or cancel such Claim; and

       (d) provides PARTNER with any reasonable assistance in defending or settling such Claim.

11.2 "Claim" means any suits, claims, actions, obligations, injuries, compensation decided by any court or arbitration body against TELKOM, costs (including legal costs or another professional costs), sanctions and expenses borne by TELKOM as a result of breach by TELKOM or its subcontractor of any obligations, statements, covenants, or warranties under this Agreement.

11.3 Notwithstanding anything contrary herein, PARTNER's obligations to TELKOM under this Agreement shall not in any way exceed the amount equal to 100% of the Contract Price of the relevant Purchase Order, subject to (after taking into account amounts paid under such articles) the amount equal to 10% of the Contract Price of all Purchase Orders issued and received until the date that such obligations fall due and payable.

11.4 Each Party shall not be responsible in any way to the other Party for any consequential loss, whether included in this Indemnification or not.

11.5 It is agreed that TELKOM shall pay compensation and release PARTNER from any loss, costs and expenses directly arising from any Claim if such Claim arises for personal injury and death of someone and damage of property in relation to the performance of this Agreement as a result of actions or negligence in taking any action whether because of negligence or not from TELKOM, its employees, agents or subcontractors.


ARTICLE 12. MAINTENANCE AND SUPPORT FOR EQUIPMENT

12.1 PARTNER shall ensure that the Scope of Work shall be performed in accordance with the terms and conditions of this Agreement and Purchase Orders.

12.2 PARTNER shall transfer all equipment and Network Systems and Sub-systems to TELKOM in 100% (one hundred percent) new condition, without hidden defect (not including hidden defect on software) or other hidden

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

       defects that cannot be repaired by PARTNER in accordance with the Services Level Agreement with the proviso that the Services Level Agreement is valid when it is found, and is obtained not through unlawfully acts. PARTNER further ensures that, subject to the Services Level Agreement, all equipment (whether hardware or software) transferred to TELKOM under this Agreement shall have the age at the minimum of ten
       (10) years since the issuance date of each Minute of Integrated System Acceptance Test, or since the time that such equipment is commercially used by TELKOM, whichever is earlier, provided that TELKOM:

       (a) has materially fulfilled SOP and SMP requirements (as set forth in Article 59.1.2); and

       (b) does not make any material modification or alteration to equipment (whether hardware or software) transferred to TELKOM.

12.3 If, after the expiry of the term of the applicable SLA, TELKOM requires maintenance assistance for equipment from PARTNER, PARTNER agrees to perform such maintenance, including replacement with the same spare parts or equivalent spare parts during the life of such equipment as set forth in Article 12.2, with the agreed costs, within ninety (90) days at the latest before the expiry of the applicable SLA.

12.4 Until the issuance date of the relevant Minute of Integrated System Acceptance Test (including issuance pursuant to Article 54.8.8), all equipment supplied to TELKOM shall be in compliance with Schedules 3 (Scope of Work) and 5 (Technical Specifications). PARTNER shall perform such work in accordance with this Agreement and the best practice standard (as agreed by the Parties).

12.5 Unless determined otherwise in this Agreement, all warranties expressly or implicitly excepted shall include commercial warranty or the ability to be used for specific purposes.


ARTICLE 13. LIQUIDATED DAMAGES FOR LATENESS

13.1 PARTNER shall be considered in default in performing its obligations hereunder and can be held liable, if after failing in its performance and PARTNER has been properly advised of such non-performance within a reasonable time not exceeding thirty (30) days to cure or remedy such default, PARTNER fails to meet its obligations, or to meet its obligations in due time, in accordance with the agreement. Without limitation, the following is an example of lateness by PARTNER:

13.1.1 Goods To Be Transferred stated in the relevant Purchase Order or specific agreement do not meet the acceptance requirements on the date agreed per Location/Place;

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
13.1.2 The contracted Goods To Be Transferred to be transferred are not available at the time and place agreed by PARTNER in accordance with the terms and the relevant Purchase Order schedule, including without limitation where such lateness is due to damage or loss of goods during delivery.

13.2 PARTNER shall not be responsible to TELKOM for non-performance if such non-performance is due to (i) lateness or non-performance by TELKOM, or Investor in accordance with Article 28.10 or supplier of other Network equipment, or (ii) TELKOM's lateness in procuring an area, or (iii) force majeure pursuant to Article 9. In such events, PARTNER has the right to a reasonable time extension for the performance of its obligations. PARTNER shall take necessary steps to minimize any impact from such lateness and shall promptly inform TELKOM in writing of the time extension required, along with complete supporting information,. PARTNER's right to a time extension shall be limited to the time that would be due had PARTNER provided a prompt notice and taken all reasonable steps.

13.3 Liquidated damages for lateness per day shall be calculated on the basis of a percentage of the Contract Price set forth in each Purchase Order in respect of the relevant delayed Location of 6% per year, to the maximum of 5% of the Contract Price stated in the relevant Purchase Order. For the avoidance of doubt, if such non-performance is not cured within the period permitted pursuant to Article 13.1, or as agreed by the Parties, the liquidated damages shall be calculated and paid on the first day after such period.

13.4   Liquidated damages calculated for lateness of performance pursuant to
       Article 13 shall not prejudice any claim other than the financial claim that may be brought by TELKOM in relation to lateness for which PARTNER may be held responsible. Subject to Article 11.3, including without limitation TELKOM's rights: (i) to terminate this Agreement in accordance with Article 14; and (ii) after discussion with PARTNER and reasonably acting for the third parties selection, to appoint any third party to carry on this Agreement in respect of such work as may be completed by the third party, provided that any reasonable excess amount incurred for the continuance of such work, as may be required, shall be borne by PARTNER. Payment of such excess amount shall be in place of the determined compensation paid since the third party is appointed.


ARTICLE 14 TERMINATION OF CONTRACT

14.1 Should PARTNER materially breach its obligations in accordance with this Agreement, which failure could not be remedied, or if the failure is remediable, the PARTNER failed to remedy the failure within 30 (thirty) days or within an agreed period after receiving a written notification instructing the remedy of the default (which was given based on this Article 14.1 or in accordance with the Articles 13.1 and 13.2), TELKOM, by its sole discretion and without limiting the rights and other legal actions as stipulated

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

       by this Agreement has the right to terminate this Agreement and to obtain damages from PARTNER.

14.2 In compliance with the stipulations regarding remedy in Article 14.1, TELKOM has the right to terminate the entire or part of this Agreement and/or the entire or part of the Purchase Order and/or the relevant agreement after the occurrence of any of the following events:

14.2.1 PARTNER materially breaches the Inter-Operation Commitment Agreement;

14.2.2 PARTNER announces or clearly states that the Scope of Work or a substantial part thereto, will not or cannot be completed;

14.2.3 PARTNER is taking or has taken or has engaged a self legal action or self legal proceeding, whether it is voluntary or mandatory, which is intended to or may cause the liquidation of PARTNER (other than voluntary liquidation by its members for the purpose of reconstruction or consolidation) or to be put under a formal management or to reach a compromise or other means of settlement with its creditor or a group of creditors or an administrative curator or an administrator or curator appointed to run the business or to control or own any of its assets for the interests of its creditors or any of them;

14.2.4 PARTNER violates the law relating to the prevention of corruption or bribery in PARTNER's country of origin or a jurisdiction in which PARTNER is conducting any of the work; or

14.2.5 In accordance with Article 9.

14.3 PARTNER is only entitled to terminate or cancel this Agreement in the event TELKOM has conducted a material breach and failed to remedy the default (providing that the default is remediable) within thirty (30) days or any agreed period after the conveyance of the written notification from PARTNER instructing it to remedy the default in the context of the following events:

14.3.1 PARTNER is taking or has taken or has engaged a self legal action or self legal proceeding, whether it is voluntary or mandatory, which is intended to or may cause the liquidation of TELKOM (other than voluntary liquidation by its members for the purpose of reconstruction or consolidation) or to be put under a formal management or to reach a compromise or other means of settlement with its creditor or a group of creditors or an administrative curator or an administrator or curator appointed to run the business or to control or own any of its assets for the interests of its creditors or any of them;

14.3.2 TELKOM failed to pay any outstanding amount, or becomes incapable to pay the amount that will be due and payable, for a period of more than 6 months and during the discussion with TELKOM regarding the matter the

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

       Parties could not agree on a satisfactory payment mechanism and/or guarantee to pay the outstanding amount, including the stipulation regarding the bank guarantee by TELKOM acceptable to the PARTNER; or

14.3.3 In accordance with the Article 9.2; or

14.3.4 TELKOM, (a) without a prior written consent from PARTNER: (i) transfers or conveys the given license and Documentation as mentioned in Article 8, or (ii) transfers the ownership of PARTNER's software or hardware outside the territory of the Republic of Indonesia, (iii) trades or invents compatible software, equipment and Documentation or utilizes the Goods to be Transferred in the means that are not allowed under this Agreement; or
       (iv) encumbers the PARTNER's Intellectual Property Rights; or (v) is in the material breach of the terms and conditions of the Software License;
       (b) materially breaches  the non-disclosure obligation under duly signed
       Schedule 24 (Confidentiality Agreement); (c) materially breaches the prevailing laws and regulations, in which the default has direct impact to the PARTNER causing the existence of a legal obligation to prevent the implementation of the PARTNER's obligation according to this Agreement.

14.4 The termination of this Agreement shall not reduce the right of the Parties up to the date of the termination.

14.5 The termination of this Agreement or any of the specific regulations shall not effect or reduce the stipulations of such regulations that are clearly or impliedly stated to remain valid after such termination.

14.6 Should this Agreement be terminated by any of the Parties as mentioned in this Article 14, TELKOM, in addition to other rights as stipulated by this Agreement, may request the PARTNER to transfer the right and to deliver to TELKOM with the means as determined by them with a full payment, the equipment, complete material and or supply and cable and materials, devices, application, mold, jig, supply, application, plan, drawing, information and the partially completed contractual rights as specifically made or obtained by the PARTNER for the implementation of this Agreement as may be terminated and in the event this Agreement is already terminated, must have been delivered to TELKOM. In addition to the above, the PARTNER, based on the guidance from TELKOM must prevent and protect the PARTNER's assets in which TELKOM has an interest thereto. The PARTNER will be paid the amount as mentioned in the Schedule 4 (Daftar Harga) for the completely delivered equipment, materials and supply and the related services, and in accordance with the amount as agreed between TELKOM and PARTNER for the manufacture material delivered by PARTNER to TELKOM, and to protect and to preserve the assets in which TELKOM has an interest thereto.

14.7 Should this Agreement be terminated in accordance with Article 14.2, TELKOM may choose to take over and to finish the work. In this matter, the PARTNER, without reducing the rights or other legal actions of TELKOM in accordance with this Agreement, has the obligation to pay all of the

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

       reasonable extensive costs which are borne by them by taking into account the outstanding amount in accordance with this Agreement to PARTNER of the initiated work, which partially conducted or completed and which is received by TELKOM or materials, installations, machineries, tools and equipment and all of the purchased matters, utilized or will be utilized in relation to the work.

14.8   In the event of termination, the Parties agree to waive the provisions of
       Article 1266 of Indonesian Civil Code to the extent it is necessary to put the termination of this Agreement in force in compliance with Article 14 without any court decision necessary.


ARTICLE 15. GOVERNING LAWS

This Agreement shall be interpreted and regulated under the laws of the Republic of Indonesia.


ARTICLE 16. DISPUTE RESOLUTION

16.1 If any dispute between TELKOM and PARTNER in connection with this Agreement or arising out of this Agreement or any breach, or termination of its validity , the Parties, for a period of thirty (30) days after the receipt by one party of a notice from the other party of the existence of the Dispute, shall attempt to settle the Dispute at the first chance by discussion between the senior executives of the Parties.

16.2 If the Dispute which arises out of or in connection with this Agreement, is not settled by discussion between the Parties , including any queries regarding its existence, validity or termination, such dispute shall be finally settled by the Indonesian Arbitration Board (BANI) and be binding upon the Parties to execute.

16.3 Neither Party nor person by any manner involved in arbitration procurement, coordination or execution of a Dispute may, in any manner whatsoever, disclose the existence, content and/or result of the Dispute or arbitration executed under this Agreement related to such Dispute, subject to the disclosure allowed in Article 19.

16.4 This Agreement and the rights and obligations of the Parties shall remain in force and effect pending the award in any arbitration proceedings, in which such award, if appropriate, will determine whether and when the termination is effective. The provisions of Article 16 shall remain in force even if this Agreement is terminated and/or expires.


ARTICLE 17. LANGUAGE

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

17.1 All data, documents, Purchase Orders, invoices, descriptions, diagrams, books, catalogues, instructions, markings to identify the main items of correspondences shall be in bahasa Indonesia and in metric measurement and weight.


ARTICLE 18. THE COMPANY'S REPRESENTATION AND WARRANTY

18.1 Any Party (including any PARTNER member) represents and warrants that (i) it has obtained all consents, license and authority necessary of third parties or government to conclude this Agreement and execute the obligations under this Agreement; (ii) the persons signing the Agreement on behalf of its party have authority to do so and in doing so, bind such party to the Agreement; (iii) the signing, delivery and execution of this Agreement does not breach any provision of domestic rules (anggaran rumah tangga), articles of association, regulation, or other authorization stipulated by the company of the Party; (iv) the signing, delivery and execution of the Agreement has been ratified in accordance with all corporate actions necessary; (v) the signing, delivery and execution of this Agreement by its party constitute a personal and commercial action and not public or government action; and (vi) the obligation of the Parties under this Agreement is a valid and binding obligation upon the Party concerned, which may be effective in compliance with its requirements.


ARTICLE 19. CONFIDENTIAL INFORMATION

19.1 TELKOM and PARTNER will conclude a Confidentiality Agreement in the form as contemplated in Schedule 24 (of Confidentiality Agreement) which specifies the use and disclosure of related terms and conditions of the confidential information allowed in development (if any), operation, use and maintenance of the System concerned under this Agreement.


ARTICLE 20. NOTIFICATION

20.1 All notification necessary or allowed under this Agreement is concluded in writing and delivered by hand or by courier or sent by mail or facsimile to the addresses of the Parties as notified from time to time.

20.2 All notification required in relation to the performance of this Agreement shall be addressed to the following:

       TELKOM:
       Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia, Tbk
       Attention: President Director
       Address: Jl. Japati No. 1, Bandung 40133
       Facsimile: 022-4240313

       PARTNER:
       PT Industri Telekomunikasi Indonesia (Persero)

       Attention: KA. SBU FIXED NETWORK & ACCESS
       Address: Jl. Mohamad Toha No. 77, Bandung 40253
       Facsimile: 022-5205394

20.3 PARTNER will appoint a party or representative stipulated by the authorized PARTNER to act on behalf of MITRA, which its instruction and demand will bind MITRA to all matters related to the Project performance proposed by TELKOM. TELKOM will also appoint a party or representative stipulated by the authorized person to act on behalf of TELKOM, which its instruction and demand will bind TELKOM to all matters related to the Project performance. The first Party or representative of each Party is contemplated as follows:

       PARTNER:
       KA. SBU FIXED NETWORK & ACCESS, Project Manager
       Jl. Mohamad Toha No. 77, Bandung 40253
       Indonesia
       Phone: 022-5202615
       Facsimile: 022-5205394
       E-mail: rizka@inti.co.id
       Mobile: 0811-200040

       TELKOM:
       PT Telekomunikasi Indonesia, Tbk
       KADIV FIXED WIRELESS (as Project Manager)
       Jl. Kebon Sirih No. 12, 16th Floor, Jakarta Pusat
       Phone: 021-3447070
       Facsimile: 021-3440707
       E-mail: Alex_j@telkom.co.id

20.4 A Party may change its address by giving a prior written notification to the other Party. Notification and other communication may be concluded in bahasa Indonesia or English. All notification is applicable (i) in the event the delivery is sent by hand or by courier, on the acceptance date as evidenced by a receipt from the recipient or delivery acknowledgement accepted by the sender from the courier, and (ii) in the event the delivery is sent by a facsimile or e-mail or other electronic delivery, on the acceptance date clearly acknowledged by the recipient, in which if such acknowledgement is not performed then on the delivery date as evidenced under the prevailing agreement for such delivery.


ARTICLE 21. GENERAL PROVISION

21.1 If any provision of this Agreement or any part thereof is deemed to be null and void or inapplicable under the laws to which such provision is subject, then the said stipulation is deemed null and void or inapplicable to that extent only and by any manner it will not effect or diminish the effectiveness of other parts of such provision or other provisions of this Agreement. The ineffectiveness, invalidity or inapplicability of a provision of this Agreement under laws of a jurisdiction will not effect the effectiveness, validity and performance of such provision under laws of another jurisdiction.

21.2 A remedy given by one of the provisions of this Agreement is not intended to be exclusively effective against another remedy provided under laws, and each and any other remedy is cumulative and inclusive to other remedies given under this Agreement or presently or afterward existing under laws. The selection of one or more remedy by a Party is not a waiver of the said Party's right to execute another remedy provided.

21.3 Any failure and delay of a Party in executing the right under this Agreement is not considered as a release or waiver, and any performance in whole or in part of the right under this Agreement shall not exclude other performances of such right at a later date. The rights and remedies given by this Agreement are cumulative and non-exclusive of the right and remedy given by law.

21.4 This Agreement accommodates all terms and conditions approved by the Parties with regard to the main subject of this Agreement and reinstates all former representations, arrangements, understanding and consent between the Parties both in writing and verbal (including without limitation to RfP, unless stipulated otherwise under this Agreement).

21.5 This Agreement may be executed in many counterparts, each of them is an original document and effective without referring to other counterparts and all of which together are considered as the same agreement.

21.6 Notwithstanding any reference to the term "Partner" and/or "partnership" in this Agreement, the relation between the Parties is not a partnership in the legal sense. Each Party does not have any authorization or right to bind, commit or burden the other Party's credit.

21.7 This Agreement is effective for the benefit of and binding upon the Parties and its successors and assignees.

21.8 This Agreement does not constitute a relationship of employer and employee and PARTNER is considered to be an independent contractor.

21.9 No other modification, supplement or amendment is made against this Agreement or any part thereof unless made in writing and executed by the authorized representatives of the Parties.

21.10 The Parties agree that if the context of a provision indicates an intention that this provision shall remain in force even if this Agreement expires, or is terminated, such provision shall remain in force. In particular, the following Articles shall remain in force when this Agreement expires or is terminated: 8, 11, 13, 14, 15, 16 and 19 and
       Schedule 26.


                                    CHAPTER 2
                         COMMERCIAL TERMS AND CONDITIONS

ARTICLE 22. CONTRACT PRICE

22.1 Pursuant to the unit price stated in Article 23.3, the initial Contract Price (including without limitation to all costs, 10% VAT and other taxes in accordance with the prevailing provision, excluding expenses under the Service level Agreement/SLA) for Project performance under this Agreement is in the amount of US$ 22,856,791.31 (twenty two million eight hundred fifty six thousand seven hundred ninety one United States Dollars and thirty one cent) and Rp 61,407,761,908.52 (sixty one billion four hundred seven million seven hundred sixty one thousand nine hundred eight and fifty two Rupiahs). This Contract Price may be adjusted from time to time based upon the mechanism stipulated in Article 27.


ARTICLE 23. PRICE AND EXPENSES

23.1   Prices and expenses, which shall be paid by TELKOM, as contemplated in
       Schedule 4 (Price List) is a cost, which has been approved and applicable to the relevant Purchase Order. Such prices and expenses include all expenses, 10% VAT and other taxes in compliance with the prevailing provision.

23.2 Prices and expenses, which shall be paid by TELKOM under this Agreement, are denominated in United States Dollars (USD) or in Indonesian Rupiah
       (IDR), as applicable. All payments made by TELKOM under or in compliance with this Agreement shall be made in the lawful currency. If such payment is not made in the lawful currency due to any reason, then the payment upon PARTNER's option shall be made by TELKOM in an equivalent amount (with the prevailing exchange rate/middle market spot exchange rate quoted by Bank Indonesia on the transfer) of another lawful currency. If PARTNER requires it to do so, TELKOM will pay the relevant amount on behalf of PARTNER or a third party determined by PARTNER at a bank in Indonesia.

23.3 Unit price stated in Schedule 4 (Price List) is a fixed price and unable to be adjusted. Equipment unit price is considered to cover the payment made by PARTNER for all transport expenses, insurance, import duty/customs duty, permits in entry port, land transport, warehouse and delivery to the Location where the equipment will be installed. Equipment related service unit price is inclusive of survey, planning, design, permit, right to pass, installation, integration, project management, insurance until transfer of right, examination and expenses for the acceptance test, service relating to land procurement, procurement of frequency licenses and all material and relevant expenses to complete this Project on turnkey basis as stipulated in Article 3.


ARTICLE 24. TAX AND DUTY

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

24.1 Each Party shall be responsible for all taxes required to be paid, withheld or collected, as applicable, in compliance with the prevailing laws and regulations.


ARTICLE 25. INSURANCE AND SECURITY

25.1 PARTNER at its own expense shall insure all the risks (or by equivalent coverage) ("Risks Insurance Policy") to cover all work performed in accordance with the Purchase Order. Insurance covers all risks against loss, damage (including work related accident conducted by PARTNER, its employees, agents or sub-contractors) with a minimum amount until the transfer of right on the Goods To Be Transferred exists in accordance with Article 10.2. Risks Insurance also covers installation, machines, tools, goods, vehicles or assets belong to PARTNER, its employees, agents or sub-contractors set off at the Location where the work is performed, all risks during transporting, warehousing, storing, delivering, installing and examining, due to fire, burglary, earthquake/flood, natural disaster, failure in constructing, or any other, and legal obligation to third parties during the period of construction, installation and operating period including insurance against loss of PARTNER revenues and damage to the surrounded assets. PARTNER shall provide TELKOM with evidence of Risks Insurance Policy upon demand. As stated in the provision PARTNER shall be fully responsible for obligations under this Article 25. PARTNER, at its own option, may set up a Risks Insurance Policy that contemplates TELKOM as co-insured and a beneficiary of such policy. The company appointed for insurance coverage under this Agreement is PT Asuransi Jasa Indonesia (PT Jasindo) through PT Sarana Janesia Utama (PT SJU) as the broker.

25.2 PARTNER at its own expense shall restore any lost, damaged and/or dissolved Goods To Be Transferred whilst such Goods To Be Transferred are in the process of being delivered and installed.

25.3 Without prejudice to the procurement of Risks Insurance Policy, the obligation of PARTNER in connection with the loss or damage relating to PARTNER's action and failure is not restricted by the amount of insurance coverage under Risks Insurance Policy.

25.4 PARTNER shall be fully responsible for the sufficiency, stability and security of all work performed in the Location in accordance with the present or later prevailing law, order, regulation, decision, guidance or standard in Indonesia. PARTNER shall ensure that all the equipment, tools, facility and other goods used by PARTNER or its sub-contractors in performing the work are safe and in good condition that, at the minimum, fulfill the acceptable standard of industry. PARTNER at its own expense shall provide safety guards, protective clothing, shoes and other equipment necessary and required by law or regulation for good and safe working performance. PARTNER shall ensure that all the personnel provided have obtained full training and met the requirements and been approved by the authorized party or institution if such approval is necessary under the prevailing laws, regulations or guidance of the government institution.


                                    CHAPTER 3
                            FINANCIAL AND PAYG TERMS


ARTICLE 26. COLLECTIVE PLAN SESSION, DESIGN REVIEW MEETING AND MONTHLY MEETING

26.1   Collective Plan Session or JPS

26.1.1 The Parties agree to conduct a systematic, periodical and comprehensive collective training plan as described below.

26.1.2 TELKOM and PARTNER will convene an annual Collective Plan Session ("JPS") in September or October at the closing of the fiscal year to design the following Fiscal Year Packet Level Necessity. The first JPS will be conducted at the moment stipulated jointly after the Parties executing this Agreement and contain the precise period after the signing of this Agreement until the closing of fiscal year 2003. JPS also may be conducted in any other occasion as approved by the Parties. TELKOM and PARTNER shall jointly implement and/or agree to the minimum following activities which is applicable for the following fiscal year:

       (a) the demand estimation (which in this Agreement will refer to the minimum of one (1) upcoming year) at DIVRE level which considers any macro economy factor;

       (b) the economy analysis to evaluate the related business feasibility of Network development; and

       (c) the specification improvement for the Development Plan and Implementation Schedule of each quarter by prioritizing the Location to Network development.

26.1.3 In each subsequent JPS, TELKOM and PARTNER shall jointly implement and/or agree to the following minimum activities which are applicable for the following fiscal year:

       (a) the demand estimation for DIVRE which considers any macro economy factor;

       (b) the economy analysis to evaluate the related business feasibility of Network development;

       (c) the specification improvement on the Development Plan and Implementation Schedule of each quarter by prioritizing the Location to Network development;

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

       (d) the study on the upcoming technology development strategy, by considering the supply and suitability of technology, latest equipment and software; and

       (e) solving the problems conveyed to its party by DRM or any other party and approving the recovery action.

26.1.4 PARTNER shall be responsible for the organization and administrative activities necessary to conduct JPS. PARTNER shall be responsible for all reasonable expenses to conduct JPS and at its own expense shall pay the fee of outsourced consultancy, if necessary, in implementing the work or analysis as stipulated in Article 26.1. TELKOM shall only be responsible for the accommodation and transport fee for TELKOM's staff attending JPS.

26.1.5 The Parties shall draw up a minutes of JPS meetings in which the substantive approval shall be noted as the Parties' approval, as evidenced by the signature on the minutes (or any applicable parts thereof) of each Party's official representative.

26.1.6 In any JPS, and depending on each or both Parties firstly reported to each senior executive to be considered, regarding the existence of irresolvable matters, TELKOM is entitled to take the final decision on the problems regarding the Development Plan revision and adjustment to the Installed Connection Procurement calculation after considering PARTNER's input in regarding amongst other things, demand on estimation, market assessment and placed capacity use.

26.2   Design Review Meeting or DRM

26.2.1 TELKOM and PARTNER will convene a systematic, periodic and comprehensive Design Review Meeting ("DRM") each quarter at DIVRE level for the period of this Agreement.

26.2.2 First DRM will be convened not less than ten (10) working days after first JPS or within the period approved in the first JPS. Later, DRM will be convened at each of the closing of quarters with an agenda anticipating the activity concerned in the following quarter.

26.2.3 Prior to the first DRM, TELKOM and PARTNER will jointly convene the following activities as a minimum:

       (a) survey Location for development designed to ensure the preparation of the Location;

       (b) calculate the Installed Connection Procurement (reasonably equalized to Customer Target) necessary by Location and Place (BTS);

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

       (c) based upon the Customer Target, develop detail network design, approving and ratifying BoQ and detail BoQ value in accordance with Location and Place (BTS);

       (d)  develop detail resources plan;

       (e)  develop detail training plan;

       (f) if necessary, innovate the Development Plan for the following quarter.

26.2.4 On the first DRM, TELKOM and PARTNER will jointly convene and/or approve the following activities as a minimum:

       (a) examining and innovating the Installed Connection Procurement calculation (reasonably equalized to Customer Target) based upon the Location and Place (BTS);

       (b) based upon the Customer Target, approving and ratifying detail Network design;

       (c) based upon the Customer Target, approving and ratifying detail BoQ and detail BoQ total value in accordance with Location and Place
            (BTS);

       (d)  approving and ratifying the detail resources plan;

       (e)  approving and ratifying the detail training plan;

       (f) approving and ratifying adjustment, it any, to the Project Management Plan and Implementation Schedule;

       (g) if necessary, approving and ratifying the renewed Development Plan for the following quarter.

26.2.5 After the first DRM and after each of the following DRM, TELKOM will issue a Purchase Order signed by TELKOM's Project Manager or another of TELKOM's authorized officers.

26.2.6 With respect to the quarterly DRM and annual fiscal year JPS which are coincided, DRM shall be convened immediately after the accomplishment of such JPS with an agenda designed not to repeat or imitate JPS's previous activity on such DRM, unless necessary.

26.2.7 Prior to each of the following DRM, TELKOM and PARTNER will jointly convene and/or approve the following activities as a minimum:

       (a) surveying to Location/Place for development designed to ensure the preparation of the Location/Place, for evaluating a demand;

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

       (b) innovating Development Plan for the relevant quarter by calculating the Installed Connection Procurement (reasonably equalized to Customer Target) necessary by the Location and Place (BTS);

       (c) based upon the Customer Target, developing detail Network design, detail BoQ and detail BoQ total value in accordance with Location and Place (BTS);

       (d)  developing detail resources plan;

       (e)  arranging detail training plan;

       (f) if necessary, evaluating market demand and innovating development plan for the following quarter.

26.2.8 In each of the following DRM, TELKOM and PARTNER will jointly convene and/or approve the following activities for the following quarter as a minimum:

       (a) examining and renewing the Installed Connection Procurement calculation (reasonably equalized to Customer Target) in accordance with Location and Place (BTS);

       (b) based upon the Customer Target, approving and ratifying detail Network design;

       (c) based upon the Customer Target, approving and ratifying detail BoQ and detail BoQ total value in accordance with Location and Place
            (BTS);

       (d)  approving and ratifying the detail resources plan;

       (e)  approving and ratifying the detail training plan;

       (f) approving and ratifying adjustment, if any, to the Project Management Plan and Implementation Schedule;

       (g) evaluating Project implementation on the previous quarter and revising implementation procedure to consider the failure or other unsatisfactory implementation;

       (h) if necessary, approving and ratifying the renewed Development Plan for the following quarter;

       (i) resolving the problems conveyed to its party by monthly meeting or any other means and approving recovery action.

26.2.9 PARTNER is responsible for the organization and administrative activities necessary to organize all DRM. PARTNER is responsible for all reasonable expenses to convene DRM and at its own expense shall fund the analysis, if

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

        necessary, as stipulated in Article 26.2. TELKOM is only responsible for the accommodation and transport fee for TELKOM's staff attending DRM.

26.2.10 The Parties will draw up minutes of each DRM meeting in which the substantive approval shall be noted as the Parties' approval, as evidenced by a signature on the minutes (or any applicable parts thereof) of each Party's official representative.

26.2.11 Additional approval is effective to DRM:

        (a) TELKOM and PARTNER will jointly design and calculate the BoQ precisely to support the number of Customer Target concerned upon design rules in Schedule 14 (Technical and Engineering Norms);

        (b) design rules in Schedule 14 (Technical and Engineering Norms) are based upon the prevailing technical and engineering norms on the date of this Agreement and may be adjusted by written approval of the Parties for the period of the planning process in accordance with market trends to avoid any excessive or lack of the estimation on equipment necessary;

        (c) if any enormous problem is immediately noticed or causes significant divergence of early Development Plan, PARTNER shall require for TELKOM's input and, if jointly approved, shall convene immediately an extraordinary DRM to resolve it;

        (d) if necessary, activities obligated in JPS meeting may be convened simultaneously with DRM meeting;

        (e) if the requirements of certain Purchase Orders are inconsistent with the approval reached in the DRM, the Parties shall review and if necessary correct any mistake or difference existing in the Purchase Order or BoQ;

        (f) In each DRM, decisions on such problems regarding the revision of the Development Plan and Installed Connection Procurement calculation, shall be jointly approved by the Parties after considering the input of both Parties, regarding, amongst other things, the demand estimation, market's view, equipment production capacity, and placed capacity utilize; and

        (g) TELKOM and PARTNER agree that the Development Plan for the following quarter for certain Location shall be calculated based upon the Installed Connection Procurement which is realistically provided within three (3) years at the minimum if placing new general equipment and one (1) year at the minimum for each module like racks, sub-racks and cards.

        Without prejudice to a contrary matter in this Agreement, the Purchase Order is only issued if terms and conditions of the Purchase Order are approved in writing by the relevant DRM or the subsequent DRM, by the authorized representative of each Party, as notified to each Party from time to time

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

        pursuant to Article 20.3. If the Parties do not reach any approval on problems such as certain Purchase Order's requirements or other significant matters, then the matter shall be decided by the senior management of each Party, if not, the provision of Article 16 may prevail.

26.3    Monthly Meeting

26.3.1 PARTNER through its official representative and TELKOM's relevant staff shall convene a monthly meeting in the Location being developed to ensure the smoothness of the Project operation performance and to propose and discuss the problem in due time.

26.3.2 The first meeting shall be convened at the time jointly agreed after the first DRM is performed. Subsequently, the meetings shall be convened every month for the period of this Agreement.

26.3.3 In each monthly meeting, PARTNER is, at a minimum, responsible for the following activities: reporting the progress of location managers, supervisors and other staff to TELKOM's Project Manager or its authorized representative, renewing each relevant improvement, and discussing the problem or unresolved matters that occurred in the previous month.

26.3.4 A monthly meeting may be convened anywhere at the time and place as jointly agreed by the Parties.

26.4    Representation to JPS, DRM and Monthly Meeting

26.4.1 TELKOM and PARTNER shall notify each other from time to time regarding the appointment made (and any change to such appointment) upon the official representative who has authority to execute or enter into an agreement to any JPS and/or DRM and/or monthly meeting on their behalf.

26.4.2 The approval of the Parties reached out in JPS and/or DRM and/or monthly meeting shall be signed by each Party's official representative as notified to each other from time to time.


ARTICLE 27. SUPPLY OF INSTALLED LINES

27.1 The number of lines planned to be installed in each Quarter ("Basic Lines") as determined in Schedule 7 (Exhibition Plan) shall be used as the fixed number to calculate the number in which the planned Supply of Installed Lines may be adjusted from time to time in a DRM or JPS in accordance with the flexible procurement methodology provided under this
        Article 27.

27.2 Based on the Exhibition Plan of the next Quarter, the calculation of the said Supply of Installed Lines in the next Quarter shall be in accordance with the following equation:

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

        Supply of Installed Lines = Basic Lines x (1 + Percentage Index)

27.3 Percentage Index is 0% for the first Quarter. For the following Quarters, TELKOM, at its own discretion, may amend the Percentage Index up to 15% at the maximum, above or below the Percentage Index noted from the previous Quarter, so that the Percentage Index = Percentage Index of the previous Quarter +/- 15%, provided that during the period of this Agreement, the minimum of the Supply of Installed Lines shall reach 60% of the Basic Lines in terms of the cumulative total.

27.4 The Parties may also approve amending the Percentage Index exceeding 15% for a certain Quarter, provided that for the purpose of calculation of the prevailing maximum limit of the Percentage Index for the following Quarter, the Percentage Index of the previous Quarter shall be deemed amended only to the maximum of 15%, and the Percentage Index for the following Quarter shall be calculated from the said limit instead of the initial Percentage Index of the previous Quarter whose prevailing maximum limit has been exceeded.

27.5    For the avoidance of doubt, once the promised volume as provided under
        Article 27.3 has been achieved, TELKOM does not commit to add the Supply of Installed Lines.


ARTICLE 28. PURCHASE ORDER AND PROCEDURE

28.1 PARTNER shall deliver all the Goods To Be Transferred to TELKOM as the response to the Purchase Order issued by TELKOM from time to time, which in general shall be delivered simultaneously with DRM in any quarter.

28.2 TELKOM through TELKOM's Project Manager (preferred) or any other authorized representative and/or the authorized representative of the BOT which has been approved by the Parties (for certain geographical area as notified in writing by TELKOM from time to time), shall issue a Purchase Order based on the exhibition at the DIVRE.

28.3 A Purchase Order shall be valid only if: (a) made in writing in the form as set forth in Schedule 12 (Purchase Order), and (b) signed by TELKOM's Project Manager or the appointed representative, and (c) accompanied by a written promissory in accordance with Article 32.10(b).

        Each Purchase Order shall include the attachment which is necessary and correct to describe the following in details:

28.3.1  Number of Customer Target as defined per Location and Place (BTS);

28.3.2  Value of the Purchase Order as defined per Location and Place (BTS);

28.3.3  Project Location/Area;

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

28.3.4  Detailed Network Design;

28.3.5  Detailed BoQ;

28.3.6 Performance Schedule for the whole and the description for each Location;

28.4 Customer Target for Purchase Order is the Supply of Installed Lines of the Location for the concerned Quarter based on the Exhibition Plan as has been renewed and determined by the concerned DRM.

28.5    Customer Recorder is TELKOM's data basis system in the DIVRE Billing
        System.

28.6 Within five (5) Working Days from the acceptance of the Purchase Order, PARTNER, through its authorized representative shall, among other things:

28.6.1 approve the Purchase Order by co-signing on the space provided in the Purchase Order or its copy(ies) and returning it to TELKOM by facsimile followed by a letter, or by direct mail or courier service. The signing of the Purchase Order by the authorized representative of the PARTNER shall be deemed as the approval of the Purchase Order under no condition by the PARTNER and all terms and conditions included in the agreement shall become null and void; or

28.6.2 notify TELKOM by facsimile followed by a letter, or by direct mail or courier service that Purchase Order is not approved.

        PARTNER is entitled to reject approving the Purchase Order if: (a) Purchase Order is not complete and does not have the required documentation; or (b) Purchase Order does not include the written decision of the concerned DRM in accordance with Article 26.2.11.

28.7 TELKOM is not legally bound to purchase beyond its minimum obligations as set forth under this Agreement, and in accordance with the maximum subtraction against the allowed Supply of Installed Lines provided under
        Article 27.

28.8 TELKOM may issue one or more new Purchase Orders as deemed necessary simultaneously with the concerned DRM with the conditions of the Supply of Installed Lines for the following Quarter.

28.9 TELKOM may issue one or more new Purchase Orders for public service or combine them with the Purchase Order for Supply of Installed Lines with separate descriptions for public service components.

28.10 T-21 Program includes the elements which may be covered in the arrangement of the Build Operate and Transfer ("BOT") between TELKOM and other local institution (each is referred to as "Investor"). The procurement volume under this BOT arrangement is included in T-21 procurement volume in its whole and shall be planned as a part of JPS and

        DRM meetings, yet shall not be paid under PAYG payment method as set forth in Article 32, but shall be 100% paid upon Acceptance Test or as approved by the Investor. Investor shall: (a) deliver the evidence of the company's financial condition in good condition to PARTNER; and (b) sign a separate agreement with PARTNER, the terms and conditions of which shall be acceptable to PARTNER.

28.11 Purchase Order may be directly issued by one or more Investor(s) and if accepted by PARTNER, shall be a separate contract between PARTNER and the Investor for the provided equipment and service. TELKOM shall deliver to PARTNER, the list of authorized representatives of the Investor for each region that may issue such Purchase Order.

28.12 The Parties shall make their best effort to guarantee that the maximum price of the equipment and service and other commercial terms of the BOT arrangement are as determined in Chapter 2 of this Agreement. However, the actual price shall be subject to negotiation up to the limitation of the interest or other savings obtained as the result of the Acceptance Test payment or as approved other than the PAYG Payment mechanism. Rights upon the equipment shall be transferred after full payment to the Investor is conducted (to, eventually, be transferred to TELKOM at the end of the BOT arrangement as the result of the agreement between TELKOM and the Investor), except the rights of the software shall not be transferred at any time. The Investor shall make a payment guarantee in accordance with one of the following payment mechanisms:
        (i) payment to the escrow account at a bank in Indonesia with terms and conditions as approved by PARTNER; (ii) open L/C issued by a bank in Indonesia with terms and conditions as approved by PARTNER; or (iii) issuance of bank guarantee by a bank in Indonesia with terms and conditions as approved by PARTNER.

28.13 Three-year Services Level Agreement, in the form and with the content as provided in Schedule 20 (Service Level Agreement), shall prevail in relation to the equipment procured under the BOT arrangement at the Acceptance Test. Equipment shall be operated by TELKOM on behalf of the Investor during the period of BOT arrangement in accordance with the separate agreement, and TELKOM shall cooperate with PARTNER as if the BOT equipment were part of TELKOM's network.

28.14 Unless otherwise agreed, chapters 1 and 5 of this Agreement, which are adjusted to the current condition, shall prevail mutatis mutandis over the contract between PARTNER and the Investor.


ARTICLE 29. PERFORMANCE BOND

29.1 As the guarantee upon the performance of work conducted by PARTNER, within ten (10) Working Days following the issuance and receipt of a Purchase Order by TELKOM and PARTNER, respectively, PARTNER shall deliver to TELKOM a performance bond for TELKOM's interest in the amount of 5% of the total whole value of Purchase Order, with the form and content as provided in Schedule 25 (Performance Guarantee). The Parties agree that the aforementioned shall be the condition precedent for the Purchase Order, which becomes a binding agreement between the Parties and that the Performance Bond covering the work shall be conducted under the concerned Purchase Order, and validly and fully prevails.

29.2 Every Purchase Order issued by TELKOM, PARTNER shall issue a Performance Bond in the form of Bank Guarantee or Surety Bond in accordance with the prevailing provisions in TELKOM in the amount of 5% of the value of the concerned Purchase Order, the expiry of which shall be up to the issuance of Minute of Acceptance of Integrated System by TELKOM's this Agreement, or commercial exhibition of every Goods To Be Transferred under the concerned Purchase Order.


ARTICLE 30. TERMINATION OF PURCHASE ORDER

30.1 TELKOM may from time to time terminate a Purchase Order in whole or in part, by delivering written notification to PARTNER, which is the "Notification on Purchase Order Termination", signed by TELKOM's authorized representative, which shall disclose the reasons for the actions, the limit where the performance of work under the Purchase Order is terminated and the date (which shall not be less than five (5) Working Days from the date of Notification on Purchase Order Termination) where such termination shall become effective.

30.2 Unless directed otherwise by TELKOM, upon the acceptance of such Notification on Purchase Order Termination, PARTNER shall:

30.2.1 terminate the work given under the Purchase Order on the date and as provided in the Notification on Purchase Order Termination (unless properly required upon security or safety consideration);

30.2.2 be restricted from placing any following order or contract for material, service or facility, unless such is necessary to complete a part of the work in accordance with the Purchase Order which is not terminated;

30.2.3 make a proper effort to terminate every order and contract related to the performance of the work terminated under the Notification of Purchase Order;

30.2.4 subject to the payment from TELKOM under Article 30.3, transfer to TELKOM (if made possible under orders and contracts), at the time and as provided under TELKOM's direction, PARTNER's right, right of ownership and interest pursuant to the terminated order and contract;

30.2.5 make a proper effort to decrease the loss occurring from the termination of the Purchase Order and conclude all the outstanding obligations and any claim arising from the termination of such order and contract, with the approval and ratification from TELKOM, as far as such approval and ratification is required, the approval or ratification of which shall be final for all purposes set forth in this Article 30;

30.2.6 subject to the payment from TELKOM under Article 30.3 and as properly requested by TELKOM, (i) transfer the right and deliver to TELKOM , at the time and as provided (if any) under TELKOM's direction, the fabricated or not fabricated parts, the ongoing work, the completed work, stock, and other materials resulted as a part from, or obtained in relation with the performance of work that is terminated under the Notification on Purchase Order Termination, and (ii) deliver to TELKOM the plan, drawing, information and other asset which has been completed or partly completed, which if the Purchase Order were to be completed, would be delivered to TELKOM;

30.2.7 complete the performance of part of the Scope of Work that may not have been terminated under the Notification on Purchase Order Termination; and

30.2.8 take necessary actions, or as may be determined by TELKOM, to protect and maintain the assets related to the Purchase Order that are under PARTNER's authority, upon which TELKOM has or may have its right, provided that if PARTNER follows TELKOM's lead, PARTNER shall not be liable to TELKOM upon the loss or damage of such asset;

30.3 Upon the acceptance of Notification on Purchase Order Termination, PARTNER shall deliver to TELKOM a written termination claim. Such claim shall be delivered immediately, in any case within at the latest ninety
        (90) days from the Notification on Purchase Order Termination. Payment of the claimed amount pursuant to such termination claim, which is approved by TELKOM is to be paid in accordance with the performance of PARTNER's obligation under Article 30.2 and shall be paid to PARTNER pursuant to the issuance of special Purchase Order, and payment shall be conducted by TELKOM within twenty one (21) Working Days from TELKOM's approval (the approval of which shall not be withheld or postponed without any proper reason) upon such claim. For avoidance of doubt, for the purpose of TELKOM's payment obligation under this Article 30, all Goods To Be Delivered related to the Purchase Order for which the Notification on Purchase Order Termination has been delivered shall be examined to the extent of TELKOM's satisfaction, where this examination shall be considered as an Acceptance Test. In this case, Customer Target for the part which has been terminated from the Goods To Be Transferred shall be adjusted to zero and the value of the part which has been terminated from the Goods To Be Delivered shall be calculated for the purpose as set forth in Article 32.2.

30.4 In completing the claim of such termination in whole or in part, the payment from TELKOM to PARTNER shall be limited to the following:

30.4.1  the price for the accomplished work pursuant to Schedule 4 (Price List);

30.4.2 reasonable and proper pro rata amount in relation to the partly accomplished work, if such is made possible under Schedule 4 (Price
        List);

30.4.3 stock expense and the expense of goods that are reasonably purchased and required in relation to the part of Purchase Order which has been terminated, yet has not been included in the accomplished work in whole or in part;

30.4.4 completion expense and claim payment arising from the termination of work under contract and order, as determined above, which are reasonably imposed upon the terminated part of Purchase Order;

30.4.5 accounting, legal and administration expenses which are reasonably required to process the completion claim and supporting data related to the part of terminated Purchase Order and for the completion and accomplishment of the contract for such purpose, along with the storage, transport and other reasonable expenses born in relation to the protection or sale of assets allocated to the Purchase Order.

30.5 Notwithstanding the aforesaid, whole payment to PARTNER in accordance with this Article 30, along with other payments, shall not exceed the prevailing value for the work or for the terminated part. TELKOM shall not be responsible for any expense or other liability beyond the expense which has been claimed and validated in accordance with Article 30.4. TELKOM shall not be liable to PARTNER in the case of such termination upon any loss of profit or consequential damages.

30.6    Up to the outstanding amount indebted to PARTNER pursuant to this
        Article 30, all the paid money or money due to be made payable to PARTNER shall be deducted with each obligation PARTNER may have to TELKOM and prices that have been approved or result from the sale of all material, supplies or other things obtained by PARTNER or sold in accordance with this Article and not otherwise regained by or credited to TELKOM. If such causes net obligations of PARTNER to TELKOM, then PARTNER shall pay such amount to TELKOM within thirty (30) days after receiving a written request.

30.7 For the period of one (1) year following the final completion pursuant to Purchase Order, PARTNER shall maintain and provide TELKOM, at any reasonable time, and at PARTNER's premises, all books, records and documentation covering the expenses and fees in accordance with the Purchase Order related to the accomplished work pursuant to this
        Article 30.


ARTICLE 31. TERMS OF PAYMENT

31.1 Payment by TELKOM shall be conducted to PARTNER in accordance with the terms of this Agreement. The Parties hereby state that TELKOM shall pay for the equipment procured under this Agreement in three installments:
        (i) following the delivery of goods at the location, (ii) following the Acceptance Test as evidenced by the issuance of the concerned Minute of

        Handover of Integrated System, and (iii) payment during PAYG Period in accordance with the terms and conditions of this Article 31.

31.2 TELKOM shall pay 10% of the value of a Purchase Order after the transfer of Goods To Be Transferred (and the service related to the equipment but not including public service for operation and maintenance, spare parts, software upgrade, Documentation and training) to the Location as determined in the Purchase Order. This amount shall be due and be made payable when the invoice of such amount is delivered to TELKOM along with the following documents or any additional document which may be reasonably requested by TELKOM:

31.2.1  Cover letter for invoice;

31.2.2  Original Delivery Order;

31.2.3  Original Certificate of Origin;

31.2.4  Detailed BoQ and detailed amount of BoQ pursuant to Location and Place;

31.2.5  Tax Invoice and Tax Payment Letter;

31.2.6  Minute of Arrival of Original Goods issued by TELKOM for equipment;

31.2.7  Receipt; and

31.2.8  Insurance documents in the form of copies of the concerned policies;

31.3 TELKOM shall pay 15% of the proportional value of a Purchase Order after the accomplishment of the Acceptance Test of the whole or parts of the Goods To Be Transferred in a Purchase Order as evidenced by the issuance of the related Minute of Acceptance Test of Integrated System or the related Minute of Handover of Part of Integrated System, or commercial exhibition of each related Goods To Be Transferred, whichever comes first, by TELKOM. This amount shall be due and made payable at the time the invoice for the concerned amount is delivered to TELKOM along with the following documents or any additional document which may be reasonably requested by TELKOM:

31.3.1  Cover letter for invoice;

31.3.2  Detailed BoQ and detailed amount of BoQ pursuant to Location and Place;

31.3.3  Evidence of delivery of as-built drawings signed by TELKOM;

31.3.4 Original Minute of Handover of Integrated System or Minute of Acceptance Test of Parts of Integrated System, which is ratified by TELKOM;

31.3.5  Tax Invoice and Tax Payment Letter; and

31.3.6  Receipt.

31.4 Excess amounts of each Purchase Order that reach 75% of the total value in a certain Purchase Order ("PAYG Amount"), shall be invoiced
        ("Invoice of PAYG Amount") only after the issuance of the related Minute of Handover of Integrated System (and not the Minute of Handover of Part of Integrated System) or any expense in accordance with Article 54.8.8, whichever comes first, and shall be paid pursuant to the provisions set forth in Article 32. Invoice of PAYG Amount shall be accompanied with the following documents or any additional document which may be reasonably requested by TELKOM:

31.4.1  Cover letter for invoice;

31.4.2  Receipt;

31.4.3 Copy of Minute of Handover of Integrated System which is ratified by TELKOM; and

31.4.4  Work-sheet disclosing the PAYG Amount of the Purchase Order.

31.5 To collect the payment of each quarter during the PAYG Payment Period pursuant to the issued Invoice of PAYG Amount in accordance with the provision of Article 32, PARTNER shall deliver to TELKOM, a "PAYG payment request" in the form and substance which shall be approved by the Parties, each of which shall be completed with a Tax Invoice and Tax Payment Letter and shall include at least the following data:

        (a) total additional amount of customers of DIVRE III CDMA FWA Partnership CDMA Program in the concerned DIVRE at the end of the Quarter;

        (b) total amount of Customer Target related to the Goods To Be Transferred which has been Tested in the concerned DIVRE during the Quarter;

        (c) Total PAYG Amount of all Goods To Be Transferred which has been Tested during the Quarter; and

        (d) payment of each requested quarter which is calculated pursuant to the provision set forth in Article 32.


ARTICLE 32. PAYG PAYMENT

32.1 For the purpose of performing the Pay As You Grow (PAYG) concept as referred to in the Agreement, every related Purchase Order with the whole or parts of the Goods To Be Transferred which has been Tested (not including the ones related to public service for operation and maintenance, spare parts, software upgrade, Documentation and training) during the same Quarter shall be grouped with the basis on DIVRE level, and also with the provision that the Purchase Order group may be segmented based on the type of Goods To Be Delivered and scope of service, if necessary.
        For administration purposes, each Purchase Order, at the end of the related Quarter shall be treated as if it consists of two parts that are deemed appropriate, where one part consists of all the Goods To Be Transferred which have been Tested, and one part consists of the Goods To Be Transferred which have not been Tested.

32.2 Pursuant to the provision of this Article 32, PAYG Payment for parts of each Purchase Order consisting of Goods To Be Transferred which have been Tested shall be due at the end of each Quarter in accordance with the net addition of customers at the DIVRE at the end of each Quarter as stated in the Customer Recorder. Initial calculation of PAYG payment in the event where there is no outstanding Purchase Order shall be as follows:

        Total number of CDMA
        customers at the DIVRE at
        the end of the Quarter
        subtracted by total number
        of CDMA at the DIVRE at
        the previous Quarter                  Total PAYG Amount of all Goods To
        --------------------------       X    Be Transferred which have been
        Total number of Customer              Tested at such Quarter
        Target related to Goods
        To Be Transferred which
        have been Tested at the
        DIVRE at such Quarter.

        Detailed method for PAYG payment calculation in various conditions is set forth in Schedule 11.

32.3 If only parts of the equipment (for example: BTS or card) at a Location/ Place as disclosed in a Purchase Order have been Tested, (i) Customer Target shall be based on the Tested BTS or cards; and (ii) the related PAYG Amount which may be related to Goods To Be Transferred shall be based on the values of the Tested BTS or cards, including other related software and components.

32.4 PAYG Amount of Goods To Be Transferred such as BSC, PDN and other common equipment in relation to a Purchase Order which includes such equipment shall be calculated at the end of the Quarter by using the whole value of such Goods To Be Transferred which have been Tested at such Quarter, multiplied by the ratio of Customer Target of all BTS which have been Tested at such Quarter, divided by the whole Customer Target of all BTS in the concerned Purchase Order.

32.5 Purchase Orders that are signed by TELKOM shall be paid in order, starting from the initial one.

32.6 Additional new customers in the second and/or subsequent Quarters shall be calculated first against the cumulative customers related to Goods To Be Transferred which have been Tested in the first Quarter as far as part of such Purchase Order related to Goods To Be Transferred which have been Tested in the previous Quarter but have not been fully paid, and then calculated against the cumulative customers related to Goods To Be Transferred which have been Tested in the second and/or subsequent Quarters.

32.7 If there is a decrease in the number of customers as the result of a fluctuation or any other reason in the subsequent Quarter, then the PAYG payment shall not be due until the number of existing customers exceeds the number of customers at the time the final PAYG payment becomes due.

32.8 If the PAYG Amount of the Purchase Order has not been paid at the end of its PAYG Payment Period, then the outstanding amount shall be due upon the delivery of a PAYG payment request, for such amount to TELKOM.

32.9 To calculate the prevailing PAYG Amount for each Quarter, TELKOM shall, within ten (10) Working Days of the end of each Quarter, deliver to PARTNER a net number of new customers which has been added and a number of total customers per DIVRE as recorded by the Customer Recorder. PARTNER shall, within ten (10) Working Days following the receipt of Customer Recorder amount, deliver to TELKOM a calculation disclosing the outstanding PAYG from DIVRE along with the amount of the Purchase Order (or the amended amount of Purchase Order) for such Quarter.

32.10 As the guarantee of payment obligations to PARTNER for PAYG Amount from Invoice of PAYG Amount as issued from time to time, TELKOM shall deliver a bank guarantee as payment guarantee for each invoice as provided under
        Article 32.10.(b). The Parties agree on the following with relation to such a bank guarantee:

        (a) It is agreed that the guarantee delivered by TELKOM is in the form of a bank guarantee which is not intended to secure the payment of PAYG Amount of each indebted quarter to PARTNER, yet it is to secure each PAYG Amount which is still indebted at the end of the related PAYG Payment Period.

        (b) At any time TELKOM issues a Purchase Order, TELKOM shall deliver a written promissory addressed to PARTNER stating its capability, which means that at the end of the related Quarter where each Goods To Be Transferred pursuant to Purchase Orders are Tested, TELKOM shall, after the end of the concerned Quarter, guarantee immediate issuance of a bank guarantee in accordance with this Article 32.10, for the whole amount and PAYG Amount of all Goods To Be Transferred which are Tested at such Quarter.

        (c) Each bank guarantee, which is attached along with the Invoice of PAYG Amount issued pursuant to Article 32, shall be:

             (i) denominated in the currency of which TELKOM's payment obligation is specified;

             (ii)  issued by a bank which is accepted by PARTNER;

             (iii) valid for at least sixty (60) days following the end of the concerned PAYG Period; and

             (iv) issued under the terms and conditions which are accepted by PARTNER, substantially in the form as set forth in Schedule 27 (Bank Guarantee), provided that in any event the bank guarantee shall cover an agreement that PARTNER is not allowed to claim payment pursuant to such bank guarantee until the lapse of at least thirty (30) days after the end of the concerned PAYG Payment Period in accordance with Goods To Be Transferred which have been Tested in the Invoice of PAYG Amount covered in such bank guarantee.

        (d) All prices and bank expenses arising in relation to the issuance and maintenance of the bank guarantee pursuant to Article 32.10 shall be borne by PARTNER, and PARTNER shall pay such a required amount to the bank on behalf of TELKOM upon TELKOM's or the bank's instruction, whichever prevails.

        (e) For each quarterly payment of the issued Invoice of PAYG amount, the Parties agree to cooperate with the relevant bank to automatically adjust the value of the guarantee from the corresponding bank, in accordance with the procedure of the bank issuing the bank guarantee.


ARTICLE 33. PAYMENT OF PUBLIC SERVICE

33.1 Public service for training as determined in this Agreement is not based on the PAYG payment plan provided under Article 32, and shall be collected by PARTNER and supported with the copy of Minute of Training Completion which is issued by TELKOM after the completion of the service. Invoices of public service for training shall be paid by TELKOM within thirty (30) days following the receipt of such invoices by TELKOM.

33.2 All public service for Documentation which have to be delivered to PARTNER pursuant to this Agreement shall be collected by PARTNER and supported with the copy of Minute of Handover of Documentation which is issued by TELKOM and shall be paid in the amount of 25% upon the delivery and the excess in the amount of 75% shall be paid in accordance with PAYG payment scheme as provided in Article 32, by adding the outstanding amount to the Contract Price of groups of Goods To Be Delivered which are Tested at such Quarter and shall be paid in accordance with PAYG Payment Period for such group of Purchase Order.

33.3 Payment for operation and maintenance, spare parts, software renewal and upgrade shall be conducted and paid in accordance with the terms of the prevailing Services Level Agreement.


ARTICLE 34. COLLECTING

34.1 Payment by TELKOM to PARTNER shall be conducted based on the issuance and the delivery of invoice to TELKOM. PARTNER, at its own discretion, may issue an invoice under PARTNER's name for Goods To Be Transferred that are outside Indonesia and/or by PARTNER's Indonesian office for Goods To Be Transferred and services in Indonesia.

34.2 All invoices shall be delivered in triplicate, shall be delivered with courier service and completed with documentation as set forth in Article 31 which discloses TELKOM's or its agent's statement on the concerned equipment or service that has been delivered, and/or other supporting document as may be requested by TELKOM. All invoices shall be addressed to:

        PT Telekomunikasi Indonesia, Tbk.
        U.p. Kepala Divisi Fixed Wireless CDMA (sebagai Manager Proyek) Jalan Kebon Sirih Kav. 12
        Jakarta - Indonesia

34.3 TELKOM has thirty (30) calendar days to pay to PARTNER after the documents are accepted as being complete and correct.

34.4 TELKOM shall pay the interest at the rate of 6% per year, upon the outstanding payment which is not being questioned, is already due and has not been paid for the period of three (3) months, up to the maximum of 5% of the part which is not being questioned and has not been paid from the Contract Price referred to in the prevailing Purchase Order, calculated from the end of the said three (3) month period.


ARTICLE 35. FINANCING

35.1 Notwithstanding anything contrary herein, the Parties agree that TELKOM is not under any obligation to pay the PARTNER for the excess of Supply of Installed Lines due to the PARTNER's error. In the event such overindulgence is caused by the reasonable demand of TELKOM, the Parties agree to meet to discuss the terms and conditions of the financing of the additional procurement to be agreed by the Parties together.

ARTICLE 36. PROCEDURE OF REQUEST FOR CHANGE

36.1 Within the performance of the Scope Of Work, a Party may at any time request that amendment be performed to (without limitation) Goods To Be Transferred, Purchase Order, Supply of Installed Lines, Performance Schedule, Placement Plan or other Schedule to this Agreement, as may be requested. Such request shall be submitted in the form of "Request For Change" and in writing.

36.2 A Request For Change Form shall be filled by the requesting party in accordance with Schedule 18 (Request For Change).

36.3 Within ten (10) Working Days after the Request For Change is received or within such other time as may be agreed, the PARTNER will evaluate the Request For Change and deliver a complete written price offer or the estimated discount stating the proposed amendment and specifying the effect and cost of the work, including Performance Schedule.

36.4 In the event the Request For Change is processed and agreed in the required form, then the Goods To Be Transferred, Purchase Order, Supply of Installed Lines, Performance Schedule, Placement Plan or other related Schedule of this Agreement, as may be requested, is automatically deemed to be amended.

36.5 In the event the Request For Change is refused, there will be a notification of the refusal grounds in writing within ten (10) Working Days after the Request For Change is received. On the contrary, in the event the Parties agree to perform the Request For Change, a complete explanation concerning the amendment shall be stated and agreed in writing.

36.6 At the same time as the delivery of the Request For Change, the requesting Party shall provide information to the other Party as may be reasonably requested to asses the effect of the Request For Change to the whole Scope of Work. In the event of a reasonable possibility that material time and effort are needed to manage the Request For Change, then additional payment or reduced payment, as considered appropriate, for such time and effort are negotiable, however, the compensation for work in managing the Request For Change depends on prior written consent between TELKOM and the PARTNER.

36.7 The PARTNER shall perform the amendment and conduct the Request For Change only after the Parties execute a written document stating the agreed amendment, scope of amendment, adjustment to the Performance Schedule, if any, and additional cost or reduced cost, if any.

36.8 In the case of an amendment that is not material to the whole measure, scope or function of the Goods To Be Transferred or Scope Of Work or Technical Specification causing the amendment to the Purchase Order and/or this

      Agreement, such amendment shall not affect the Contract Price or Performance Schedule. The cost of a minor amendment or variation of necessary amendment due to a defect of a design or Documentation or Goods To Be Transferred made or provided by the PARTNER shall solely be born by the PARTNER.

36.9 In the event TELKOM and the PARTNER are unable to reach an agreement as to the scope and effect of the Request For Change, then such matter shall be brought before each Party's management and, if an agreement cannot be reached, Article 16 shall apply.

36.10 Only the appointed Project Manager of TELKOM and PARTNER or other representatives authorized in writing by TELKOM and the PARTNER, have the authority to sign a Request For Change.


ARTICLE 37. RELOCATION OF EQUIPMENT

37.1 After a discussion between the Party concerning the cost and benefit, TELKOM may resolve to relocate the equipment in DIVRE where it decides that the projection or estimation of a preliminary request in a Location is not appropriate and the equipment to be procured based on the Purchase Order may not gain the expected income.

37.2 Upon written request by TELKOM, the PARTNER shall assist and supervise the relocation, including re-designing the Network and re-performing all appropriate tests to activate the equipment that will be replaced.

37.3 The PARTNER shall bear the cost of the relocation of modular such as sub-racks and cards where the Parties agree that such relocation requires no substantial cost. In all other cases, TELKOM and the PARTNER shall perform a cost benefit analysis prior to the relocation. All reasonable cost and risk related to the relocation of all other equipment shall be born by TELKOM. Relocation conducted by TELKOM shall be supervised by the PARTNER. The PARTNER shall bear the cost of supervision service procurement on the condition that the Services Level Agreement applies. TELKOM shall bear the cost of necessary additional equipment.


ARTICLE 38. FULL DETAILS OF THE PARTNER'S BANK ACCOUNT

38.1 Full details of the PARTNER's bank account to which all payment from TELKOM will be paid is determined as follows:

      For the invoice issued by PT INTI
      Bank Mandiri, Asia Afrika Selatan branch
      Jl. Asia Afrika No. 118-120 Bandung
      Account No.: 130.0075000102 (USD) and 130.0074000095 (Rupiah)

                                    CHAPTER 4
                              PROJECT ORGANIZATION


ARTICLE 39. LOCAL INDONESIAN AGENCY, SUB-CONTRACTOR, SUPPLIER

39.1 PARTNER enters into contractual relationship with one or more local and foreign sub-contractor/supplier necessary to fulfill the obligations of PARTNER under this Agreement.

39.2 PARTNER shall be supported by a technology supplier for this Project, however, PARTNER shall be responsible for the perfect function of all supplied equipment.

39.3 All substitutions, alterations or other changes to the use of sub-contractor and supplier stipulated in Schedule 1 planned by PARTNER shall be submitted to and approved by TELKOM in writing (the approval of which shall not be unreasonably withheld) prior to execution.


ARTICLE 40. ASSIGNMENT AND SUB-CONTRACT

40.1 PARTNER, without prior written approval from TELKOM (the approval which shall not be unreasonably withheld or delayed), may not assign its obligations under this Agreement. TELKOM reserves the right to assign this Agreement without prior written approval from PARTNER to an Investor, as stipulated in Article 28.10 - 28.14, provided that the Investor has given a payment guarantee that has fulfilled the requirements to PARTNER, under
     Article 28.12 of this Agreement.

40.2 TELKOM reserves the right to assign this Agreement with prior written approval from PARTNER (the approval which shall not be unreasonably withheld or delayed) to one of its subsidiaries or affiliates, provided that the subsidiary or affiliate has given a satisfactory payment guarantee.

40.3 A list of every proposed sub-contractor and part of Scope Of Work proposed to be conducted by the said sub-contractor is attached in Schedule 1. In the event there is any request to change and/or to add a sub-contractor, PARTNER shall inform TELKOM in writing promptly before the appointment of the proposed sub-contractor. TELKOM shall, within ten (10) Working Days, give notification to TELKOM if it has a substantive objection on the appointment of one of the proposed sub-contractors and/or the work to be performed by the proposed sub-contractor and PARTNER shall consider such objection to meet TELKOM's approval.

40.4 The use of a sub-contractor in any way shall not release PARTNER from its responsibilities to deliver the Goods To Be Transferred to TELKOM (especially to guarantee that the Goods To Be Transferred meet all conditions in this Agreement) or to perform the necessary duties, such as project management related to its responsibility in accordance with this Agreement.

40.5 PARTNER shall guarantee that the addition, or termination, of a sub-contractor shall not effect the approved Contract Price or performance of Scope Of Work.


ARTICLE 41. LOGISTIC

41.1 PARTNER shall provide all logistic necessity from the origin of the Goods To Be Transferred or other Project material to Location/Project Site, including all costs, such as freight forwarding and transit, docking fee, storage, insurance, expenses and levies. Further, PARTNER shall state service costs related to all equipment (including survey, design, planning, permit, right to cross, service related to land obtainment, installation, integration, project management, insurance until the assignment of right, test and acceptance test, in accordance with Article 10.2, test and acceptance test, and all material and related expenses) for the imported and local goods.

41.2 PARTNER shall determine all management of delivery/forwarding, process and service of the Goods To Be Transferred or other Project material from their origin to the Location/Project Site where they are placed.

41.3 PARTNER shall provide all necessities of the warehouse and explain the facilities of the location used for this purpose. PARTNER shall also manage the warehouse and storage facilities in the installation place to ensure the proper storage and protection over all Goods To Be Transferred or other Project material. PARTNER shall guarantee that all equipment has been properly packed and stored to avoid defects. While stored in the warehouse, the equipment and material shall be the full responsible of PARTNER.

41.4 PARTNER shall provide all protection, insurance and other necessary services to ensure the safety of delivery of all Goods To Be Transferred or other Project material. PARTNER shall be responsible for the loss or defect of material.


ARTICLE 42. INVENTORY

42.1 PARTNER shall provide all services to guarantee the precision of the installation of Goods To Be Transferred or other Project material, provide the maximum conditions of operation and maximize the long period of continuity of the above. PARTNER shall provide all necessary utensils, equipment and machines for installation and test all Project equipment procured under this Agreement.

42.2 The procurement of material, workforce, equipment, utensils and machines for installation consists of the following activities:

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
42.2.1 PARTNER's contractor shall provide all material (including cables, connectors and various other materials), workforce, utensils, forwarding facilities and telecommunication (telephone, facsimile, etc.) as well as all necessary matters to complete the work in accordance with this Agreement;

42.2.2 PARTNER's contractor shall employ sufficient supervisors and staff consisting of engineers, technicians and experienced workers to complete the Scope Of Work in a satisfactory and efficient way within the period stated herein;

42.2.3 Cooperating with TELKOM's staff, all work in the Location/Place shall be performed in a way that minimizes the obstacles to the operation of TELKOM's in such Location/Place;

42.2.4 PARTNER and its sub-contractor shall specify and provide all equipment, utensils, measuring equipment, machines and electricity equipment necessary for the performance of Scope Of Work; and

42.2.5 PARTNER and its sub-contractor shall provide a list of equipment, utensils, measuring equipment, machines and electricity equipment used only for installation purpose.

42.3 Delivery and storage of equipment and Project material shall consist of the following activities:

42.3.1 PARTNER and its sub-contractor shall be responsible for arranging the storage during the interval between the time of the delivery of equipment and such time as the equipment is needed for installation;

42.3.2 PARTNER and its sub-contractor shall be responsible for the loading and unloading of all equipment and material until the Acceptance Test;


42.3.3 PARTNER and its sub-contractor shall also be responsible for the unloading of packaging (or re-packaging if necessary), identification and material checking related to the invoice or any other documents; and

42.3.4 PARTNER and its sub-contractor shall be responsible for the handling and storage of all goods while forwarded and placed.


ARTICLE 43. LOCAL SUPPORTING INFRASTRUCTURE

43.1 PARTNER shall give access to TELKOM's local technical staff to guarantee the timely performance of placement, operation and problem solving. PARTNER shall make its best effort to guarantee that such local support is performed timely, cost effectively and is of high quality so as to fulfill the service required by TELKOM.

ARTICLE 44. PROJECT MANAGEMENT

44.1 PARTNER shall propose a Project Management Plan ("PMP") in the form stipulated in Schedule 8 (Project Management Plan). TELKOM and PARTNER will discuss and approve the full details of the PMP.

44.2 Prior to the beginning of Project activities, the Parties shall have approved the PMP that at least consists of:

44.2.1 Scope Of Work;

44.2.2 Organization and project personnel;

44.2.3 Plan and project activities schedule based on Location; and

44.2.4 Delivery of progress and problem reports.

44.3 PARTNER shall appoint Project personnel as described in PMP including a Project Manager responsible for the contact with TELKOM in relation to problem solving during the operation of Project. The Project Manager may also become one of the Project personnel referred to in PMP.

44.4 Identity and qualification of all Project personnel proposed by PARTNER to work in the Project in Indonesia, including the Project Manager as described in PMP shall be notified in writing by PARTNER to TELKOM prior to appointment. A Project Manager may only be appointed with prior approval from TELKOM. For all other Project personnel, TELKOM shall inform PARTNER concerning its objection within ten (10) Working Days after the notification and such objected personnel shall not be appointed. The replacement shall have the same qualifications and be appropriate for the Project.

44.5 TELKOM shall appoint a Project Manager, with whom PARTNER's Project personnel shall at any time, maintain close cooperation and communication. TELKOM may also appoint a local supervisor with whom PARTNER's local Project personnel shall at any time, maintain close cooperation and communication.

44.6 TELKOM may propose objection to and, after consulting PARTNER, ask PARTNER to replace immediately someone hired by PARTNER or its sub-contractor in a place which, in TELKOM's reasonable opinion, commits an error, which is proved to have failed to meet the requirements of the Scope Of Work or is incompetent or negligent in performing their duty, and such person shall never be hired for any Project unless with prior written consent from TELKOM.

44.7 PARTNER shall deliver to TELKOM necessary progress reports as described in the Scope Of Work. With respect to a period included in a progress report, in the event PARTNER fails to notify TELKOM of a problem, TELKOM has the right to deem that such problem never occurred during such period. However, the delivery of such progress reports from PARTNER to TELKOM shall not change or modify PARTNER's obligations in accordance with other stipulations herein.

44.8 PARTNER shall support the complete project management to the Project including but not limited to the sub-contractors and other suppliers, and manage the necessary place obtainment, licenses, permit and crossing right.

44.9 PARTNER shall submit a comprehensive and up to date report to TELKOM management in all proper stages to track the progress of the Scope Of Work, as well as monitor important requirements, identify and handling problems and guarantee a high quality of any replacement, and accomplished such within the budget.

44.10 PARTNER shall monthly submit the report below to TELKOM within the period of Network replacement:

        (a)    Renewal of Replacement Status;
        (b)    Renewed Records of Problems;
        (c)    Report of Delivery Track.

44.11 PARTNER with two (2) months interval shall deliver a renewed Performance Schedule to TELKOM. The renewed Performance Schedule shall include significant milestones, including:

44.11.1 The beginning of operations of each Location;

44.11.2 The beginning of detail surveys for each Location;

44.11.3 The completion of installation, development design, drawings related to the Project;

44.11.4 The date of readiness for temporary checking, its own test from PARTNER, and Acceptance Test for each Location/Place; and

44.11.5 Schedule of the making and transportation of material for each Sub-system per each Location including the time for factory performance test.

44.12 The delivery of Goods To Be Transferred and service by PARTNER shall fulfill the terms stipulated herein and/or related Purchase Order, including time schedule and milestones stipulated in Schedule 9 (Performance Schedule).

44.13 Any amendment to the Performance Schedule shall be based upon joint approval from the Parties and shall only be valid if performed as a Request For Change signed by the authorized representatives of each Party.

44.14 PARTNER shall keep records (without limitation) in relation to the Project general administration, namely:

44.14.1 Billing and TELKOM's payment record;

44.14.2 Personnel management;

44.14.3 Taxes; and

44.14.4 Insurance.

44.15 PARTNER shall deliver progress reports on the Project, including any significant difficulty, to TELKOM in its monthly meetings in accordance with Article 26.3.

44.16 PARTNER shall coordinate with TELKOM for the placement coordination and with local authority, government agency and third parties in such area for permit and Network roll-out. This coordination shall be arranged in routine monthly meetings with TELKOM and the following parties during the Network roll-out: (i) TELKOM in regional division area; (ii) other parties who enter into a contract with TELKOM; and (iii) the sub-contractors.

44.17 Further, the Parties shall arrange for ad-hoc meetings as requested through reasonable notification to manage the coordination and problems related to the performance.


ARTICLE 45. RESEARCH AND DEVELOPMENT

45.1 Based on TELKOM's request, PARTNER will, from time to time, consider participating in joint software development and service improvement. Every activity of the joint development covering the scope, responsibilities of each Party, expense allocation, Intellectual Property Rights and other matters shall be based on mutual consent by each of the Parties. Telkom employees shall actively participate in such development efforts.

45.2 In accordance with article 5.1.9, PARTNER will accurately notify TELKOM concerning its most recently tested technology that relates to the Project and shall notify TELKOM of its point of view on the most profitable development based on the particular Project technology development road map.


ARTICLE 46. TRAINING, TRANSFER OF KNOWLEDGE (KNOW HOW)

46.1 Based on the following Article 46, PARTNER shall provide training and the details of the condition and schedule of such training as described in Schedule 19 (Training). TELKOM shall provide a number of qualified engineers for the PARTNER training program as provided in this Agreement.

46.2 The Training shall commence in two (2) premises, one in the PARTNER training center or at its foreign supplier's premises (a location that shall be notified to Telkom at the latest 45 days before the Training), and one in Indonesia. For both training premises, PARTNER shall provide the Training in a classroom ("Class") and in the Office ("Job"). Based on TELKOM's requirement, PARTNER shall provide a detailed schedule for both locations.

46.3    The training course covers three (3) specialty department as follows:

        (a)     System Engineering

                The PARTNER shall provide an efficient training method with the view to produce qualified and trained personnel who are capable of mastering the system. The intention of the course is to train personnel in order to obtain the basic knowledge of the network engineering plan and CDMA system design engineering.

        (b)     Operation and maintenance

                The intention of the course is to train personnel in order to develop the basic knowledge of the system operation and maintenance and capability to provide the required guidance and instruction for the operational team.

        (c)     Business Development and Marketing

                The intention of the course is to train personnel in order to obtain the basic knowledge in recognizing the development method of FWA CDMA, including product information and marketing training.


46.4    Overseas Training

46.4.1  The requirements for BSS Overseas Training is provided as follows:

----------------------------------------------------------------------------------------------------
Type of Training           Frequency                Duration               Number of Participant
                                                                          --------------------------
                                                                           Class       Job Training
----------------------------------------------------------------------------------------------------
System Engineering         2 Times                  2 weeks                10          None
----------------------------------------------------------------------------------------------------
Operation and Maintenance  2 Times                  2 weeks                10          10
----------------------------------------------------------------------------------------------------
Business Development and   2 Times                  2 weeks                10          None
Marketing
----------------------------------------------------------------------------------------------------


46.4.2  The following expenses are accounted for in the price:

        (a) USD 200.00 daily allowance for food and accommodation per participant including Saturday and Sunday and 2 travel days (arrival and departure);
        (b) USD 500.00 Airport Tax, excess baggage and fiscal per participant;
        (c)    USD 50.00 for insurance;

       (d)    Training course (including training material); and
       (e) Round trip airplane travel expenses from Indonesia to the PARTNER training Center with the following rate:

                  (i)      Europe                    :USD 3,500/person
                  (ii)     United States             :USD 3,500/person
                  (iii)    Asia                      :USD 1,500/person
                  (iv)     Australia                 :USD 2,000/person

46.5   Domestic Training

46.5.1 The requirement for BSS Domestic Training is provided as follow:

-----------------------------------------------------------------------------------------------------
Type of Training           Frequency                Duration                 Number of Participant
                                                                            -------------------------
                                                                             Class        Job
                                                                                          Training
-----------------------------------------------------------------------------------------------------
System Engineering         2 Times                  2 weeks                  10           None
-----------------------------------------------------------------------------------------------------
Operation and Maintenance  2 Times                  2 weeks                  10           10
-----------------------------------------------------------------------------------------------------
Business Development and   2 Times                  2 weeks                  10           None
Marketing
-----------------------------------------------------------------------------------------------------

46.5.2 As described in Schedule 4, the domestic training expenses shall consist of the following:

       (a) Training Division expenses (TELKOM training center); covering: accommodation, food and training center (not required for Job Training)
       (b)    Course expenses (including course material)

46.6   Training Material and Equipment

46.6.1 PARTNER shall provide the following, Class training material and equipment:

       (a)    Introduction to FWA CDMA including support service;
       (b)    System Engineering, Operation and Maintenance Procedure;
       (c)    Network Planning, including Traffic Engineering and Link Budget;
       (d)    Installation and testing Procedure; and
       (e)    Problem solving

46.6.2 In Job Training sessions, PARTNER shall provide the following training material and equipment:

       (a)    FWA CDMA operating and maintenance procedure;
       (b)    System performance measurement; and
       (c)    Problem solving with measurement tools.

ARTICLE 47. MANAGEMENT FORUM

The parties shall determine a routine telecommunication line among each management and shall hold meetings in every semester to discuss the project progress.


ARTICLE 48. THE DEVELOPMENT OF INDUSTRY IN INDONESIA

The PARTNER and its supplier agree to support the development of the telecommunication industry in Indonesia and optimize the Project benefit for the local industry. In addition to rendering economic benefit by optimizing local supply, TELKOM and PARTNER have mutually agreed to take other action, including the establishment of training centers, and, in cooperation with TELKOM, to develop a business module to support new business opportunities, which arise from the development of the new CDMA, content. The PARTNER for the intention of TELKOM staff and other staff Project, have agreed to take into consideration the supply of the test based on CDMA 2000 1x system including its trainers in the planned CDMA 2000 1x, EV-DO/EV-DV and other CDMA technology training centers. The Parties have agreed to discuss the technical and financial aspects of such cooperation and within a 90 day period after the execution of this AGREEMENT shall approve the Indonesian Telecommunication Industry development plan in accordance with the PARTNER's commitment in the RfP response.


                                    CHAPTER 5
                              TECHNICAL CONDITIONS

ARTICLE 49. GENERAL TERMS FOR EQUIPMENT

49.1   Equipment supplied by the PARTNER to TELKOM:

49.1.1 Shall comply with the terms as approved in Schedule 5 (Technical Specification);

49.1.2 Shall function in accordance with the technical documentation as described in the Technical Specification;

49.1.3 On a necessity basis, shall obtain approval from the Directorate General of Pos and Telecommunication (DGPT) and fulfill TELKOM's quality guarantee standard;

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
49.1.4 Upon delivery, shall comply with the above described requirements or in accordance with the prevailing law, guidelines and standard from all relevant governing jurisdictions;

49.1.5 Shall comply with the Technical Specification and free of material, product, construction and design defect;

49.1.6 Shall be constructed from new and good material;

49.1.7 Shall, at the least, comply with PARTNER's Mean Time Between Failures calculation which should be renewed from time to time;

49.1.8 Shall be properly packed; and

49.1.9 Shall be accompanied with approved English language Documentation.

49.2 Until the Acceptance Test, based on the Purchase Order where software is included in particular goods, the software delivered by the PARTNER shall not contain virus or defective supplements or modifications in any form whatsoever. "Virus" including time bombs, worm, trojan horse, drop dead devices, back door devices or other components, which could affect the entire performance, or part of the performance, of the particular software. "Supplements and Modifications" shall mean components, which modify the performance of software other than the performance as described within valid specifications. Partner has no right to activate viruses which negatively effect TELKOM. In any case during the SLA period the PARTNER detects the presence of a virus or supplements/modifications or virus symptoms prior to the Acceptance Test, then it should directly inform TELKOM and use its best effort, without any expenses, to prevent the damage for TELKOM sake.


ARTICLE 50. QUALITY WARRANTY

50.1 The PARTNER shall exercise all appropriate effort and warrants that after proper notification and during working hours, TELKOM may at its sole discretion have the right to perform checking and/or an audit to each development, production and installation process level from every sub-contractor and supplier of PARTNER. In the case TELKOM performs such checking/auditing in its own account, PARTNER shall cooperate with TELKOM.

50.2 PARTNER shall perform a final check for all Goods ready for delivery and draft a report describing the result of such final check that has to be submitted to TELKOM upon the delivery.

50.3 If in any case and as long as equipment or a component were made by a subcontractor under the employment of PARTNER, then PARTNER shall in an appropriate effort include the similar clause being described above in its employment contract which enables TELKOM to perform a similar test.

50.4 PARTNER is obligated to submit a guarantee letter from the "Technology Supplier" which expresses its full responsibility in the performance of the Scope of Work in accordance with the terms and condition of this Agreement, accompanied by the MOU between the PARTNER and such "Technology Supplier". The Principal Undertaking mentioned herein forms an integral part of this Agreement.


ARTICLE 51. SURVEY, DESIGN AND PLANNING

51.1 The Project planning and design activity shall accommodate the JPS, DRM and monthly meeting mechanism that is described in Article 26 and a flexible supply mechanism as described in Article 27 of this Agreement.

51.2   The Work planning and design should consist of the following activities:

51.2.1 Location Survey

       PARTNER has to appoint an optimum location for the equipment installment, provided that for integration and network maintenance purpose, such optimum location is within TELKOM's premises or those of its affiliate company.

51.2.2 Optimizing the utilization of the available infrastructure.

       Based on the information provided during the location and data deliver by TELKOM, PARTNER shall optimize and maximize all recycled infrastructure and include it as part of the required equipment. The basic objectives are to maximize TELKOM asset turnover and guarantee that the recent infrastructure or its future development shall not cause a loss. TELKOM shall verify and render its approval to the list submitted by the PARTNER, before it is utilized as network rollout support.

51.2.3 Advising of a more efficient solution

       After PARTNER's initial rollout plan has been verified by TELKOM, PARTNER shall advise TELKOM in any case where a more efficient solution has been found. Such solution shall highlight sections that could escalate from the original plan.

51.2.4 Network optimization plan

       PARTNER and TELKOM shall perform the Network optimization plan by considering the recent and future Network requirements. The Network optimization plan shall fully accommodate the JPS, DRM and the mechanism of the monthly meeting and the flexibility of each supply mechanism that is describe in Articles 26 and 27 of the Agreement. The Network optimization plan shall consist of the plan and escalation that originate from the most recent plan including the possible effect upon the network performance as a whole. The Network optimization plan should consider the following technical aspects:

       (a)    The ease of the maintenance/operations;
       (b) Network reliability (variation is consider as important to the customer);
       (c)    The flexibility to request alteration (feature and capacity);
       (d)    Network expansion ability;
       (e)    The ease of integration and development; and
       (f)    Inter-operational capability


ARTICLE 52. LOCATION, OBTAINMENT, RIGHT TO PASS, LICENSE

52.1 PARTNER is obligated to prepare the Location for the installment of the Delivered Goods in accordance with Schedule 3 (Scope of Work)

52.2 PARTNER shall coordinate with TELKOM to perform all required tasks to ensure the preparation of location for Network roll-out as follows:

52.2.1 To arrange and obtain every required license to perform the task including but not limited to, installment license, right to pass, and other required licenses from the local regency or from other parties. The expense to obtain the license shall be included in the price unit and shall not be determined separately, while the actual expense for the license shall be accounted to TELKOM;

52.2.2 Based upon TELKOM's approval, for the purpose of tower building and antenna installation and other needs, shall obtain the land utilization right by way of lease; and

52.2.3 If in any case a lease is not possible, based on TELKOM's approval the PARTNER shall exercise the land obtainment process for the purpose of tower building and antenna installation and other needs in relation to the Project. TELKOM shall provide and take action in order that its subsidiary can provide fair assistance to the PARTNER in relation to the obtainment of the land process. The expenses that occur in the process (not including the price of land and the lease price) shall be in the account of PARTNER. The land price shall be subject to the prior approval of TELKOM (the approval may not be held or delayed without a proper reason). Based on the sale and purchase of land or lease of land agreement, TELKOM shall perform the payment to the land seller or land owner whichever prevails. Such payment procedure shall be exercised within a period of one (1) month after the performance of this Agreement.

52.3 PARTNER shall arrange and obtain the frequency license under TELKOM's name, from the Directorate General of Post and Telecommunication (DGPT). TELKOM shall assist PARTNER by issuing a reference letter to the DGPT. For the avoidance of doubt, PARTNER may not own the license, but is to merely assist TELKOM by rendering technical assistance and consultation services (included in the unit price). The expenses in relation to the obtainment of frequency (not the expenses to obtain the license) shall be in the account of PARTNER. Upon the delivery of the document from PARTNER to TELKOM that indicates a payment obligation, TELKOM shall make the full payment of the license to DGPT.


ARTICLE 53. STANDARD AND PROCEDURE INSTALLATION

53.1 PARTNER should provide all installation services to guarantee conformity of all the equipment, as well as provide optimal operation conditions and maximize the equipment performance for the long-term period. PARTNER should provide all tools and equipment, which are needed to install and to test their equipment when received.

       PARTNER should provide equipment installation services activities as follows:

53.1.1 material, manpower, equipment, tools and machinery for installation;

53.1.2 submissions and storage of the materials;

53.1.3 loading and trucking of materials;

53.1.4 equipment installation;

53.1.5 cleaning the location; and

53.1.6 planning and sketching of the location preparation.

53.2 PARTNER shall provide materials, manpower, equipment, tools and machineries for installation activities as follows:

53.2.1 PARTNER's contractor shall provide all materials, manpower, tools, trucking, telecommunication facility (telephone, fax, etc) and everything that is needed for occupation settlement as of this Agreement;

53.2.2 PARTNER's contractor should recruit supervisors and staff which consist of engineers, technicians and well experienced workers to settle the occupation smoothly and efficiently for the term of this Agreement;

53.2.3 With the cooperation of TELKOM"s staff, all occupation at the Location/Place must be completed in the such a way so as to minimize barriers against TELKOM's staff operation at the Location/Place;

53.2.4 PARTNER's contractor should specify and provide all equipment, tools, measuring equipment, machinery and electricity that is needed to accomplish the Scope of Work in Indonesia; and

53.2.5 PARTNER's contractor should submit the list of equipment, tools, measuring equipment, machineries and electricity, that is to be used for the installation proposed.

53.3   Equipment installation activities are as follows:

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53.3.1 PARTNER's contractor is responsible for providing the connection and integration of the sub-component into the Sub-System unit; and

53.3.2 PARTNER's contractor is responsible for the Sub-system unit inspection and should confirm that every Sub-system unit is in functional condition.

53.4 Cleaning of each Location/Place should by accomplished in the period of installation and include the following activities:

53.4.1 PARTNER's contractor should maintain the location of work and keep the storage area tidy and organized and should dispose of the flammable garbage from in and near the building, structure and installation every day; and

53.4.2 After finishing each installation, PARTNER's contractor should carry away all the tools, equipment, boxes and other installation, which is not integral to this Agreement from the Location/Place immediately.

53.5 PARTNER should ask for to his contractor to carry away and level the surface of the land or ruins as of digging.

53.6 PARTNER should ask its contractor, at its own cost, to fix all damage to the building, installation, finishing, etc, which is caused by a contractor, sub-contractor (s) and/or employees.


ARTICLE 54. EXAMINATION AND ACCEPTANCE TEST

54.1   Activities of Pre-Acceptance Test BTS

54.1.1 Before PARTNER's personnel are sent to the Location/Place where the BTS is discharged, PARTNER should ask for its sub-contractor to submit a completed Location/Place Readiness Inspection List ("LRIL") to PARTNER and TELKOM. LRIL, which has been filled in should be verified and signed by a representative of PARTNER who has been obligated to the wireless connection where the occupation is being accomplished. After completing the LRIL, Location/Place should be declared as "Location/Place are Ready".

54.1.2 After Location/Place is declared "Location/Place are Ready", PARTNER:

       (a) should provide the Acceptance Test team to perform a Self Examination from PARTNER and an Acceptance Test after approval from PARTNER's sub-contractor which normally should be announced before the initial Acceptance Test;

       (b) should provide all tools and examination equipment (including an adequate amount of handsets) which is needed for the Cell Site Cabinet/Carrier Acceptance Test;

       (c) should install and connect all battery and circuit packs which are submitted to the Location/Place;

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       (d)    should provide, placing and cutting of all the RF cable from (i)
              BTS to antenna/feeder cable which is brought to the BTS equipment room by PARTNER's sub-contractor, and (ii) from BTS to GPS, including all clips, connectors etc; and

       (e) should install all amplifiers which are needed and other elements as needed to put in the carrier to BTS Cabinet.

54.2   Pre BSC Acceptance Test Activity

54.2.1 Before PARTNER's personnel are sent to the Location/Place where the BSC is discharged, PARTNER should ask for its sub-contractor to submit Location/Place Readiness Inspection List ("LRIL"), which has been completed to PARTNER and TELKOM. LRIL, which has been completed should be verified and signed by a representative of PARTNER, who has been obligated to the wireless connection where occupation is being accomplished. After completing the LRIL, Location/Place should be declared as "Location/Place are Ready".

54.2.2 After Location/Place is declared "Location/Place are Ready", PARTNER:

       (a) should provide Acceptance Test team to perform the Self Examination from PARTNER and Acceptance Test after approval from PARTNER's sub-contractor which normally should be announced before the Acceptance Test starts;

       (b) should provide all tools and examination equipment (including an adequate amount of handsets) which are needed for the Cell Site Cabinet/Carrier Acceptance Test;

       (c) should install and connect all battery and circuit packs which are submitted to the Location/Place;

       (d)    should provide, placing and cutting for all the RF cable from:

              (i)    Tx equipment
              (ii)   PDN
              (iii)  Another BSC, include clips, connecter, etc.

54.3   Minute of Examination and Equipment

54.3.1 PARTNER should accomplish and make easier the system examination to all equipment and components as set out in this Agreement.

54.3.2 The content of the Acceptance Test Sub-system Acceptance Test and Integrated System Acceptance Test, Examination Summary, Acceptance Test and the code of summary certification should be as listed below:

          ------------------------------------------------------------------------------------------
                  NAME OF TESTS                   CERTIFICATE                CERTIFICATE CODE
          ------------------------------------------------------------------------------------------

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
          ------------------------------------------------------------------------------------------
          Manufacture Accomplishing      There is no minute, but        No
          Test                           TELKOM can access the result
                                         of examination
          ------------------------------------------------------------------------------------------
          Merchandise Submitted Test     Minute of Delivery             Past the visual
                                         Merchandise                    verification
          ------------------------------------------------------------------------------------------
          PARTNER Test                   There is no minute, but        No
                                         TELKOM should be given the
                                         examination result before
                                         Sub-system Acceptance Test
          ------------------------------------------------------------------------------------------
          Sub-system Acceptance Test     There is no minute, but
                                         TELKOM should be given the
                                         examination result before
                                         Integrated System Acceptance
                                         Test
          ------------------------------------------------------------------------------------------
          Integrated System Acceptance   Minute of part of Integrated   System examination has
          Test                           System Acceptance Test         been finished for
                                                                        equipment, which has
                                                                        fulfilled all conditions
                                                                        according to this
                                                                        Agreement excluding point
                                                                        to point connection
          ------------------------------------------------------------------------------------------
                                         Minute of part of Integrated   All system examination has
                                         System Acceptance Test         been finished for
                                                                        equipment, which has
                                                                        fulfilled all conditions
                                                                        including point to point
                                                                        connection
          ------------------------------------------------------------------------------------------
          Civil Occupation Acceptance    Minute of (foundation)         Pass the quality
          Test                           Minute of (tower)              examination which is held
                                         Minute of (others)             by PARTNER and TELKOM
          ------------------------------------------------------------------------------------------

54.4   Manufacture Accomplish Test

54.4.1 PARTNER should accomplish manufacture accomplishment test for all equipment, which should be replaced to guarantee that equipment has completed and fulfilled the Agreement conditions. The information on manufacture accomplishment test is conducted in Schedule 17 (Manual for Quality Warranty/ Procedures for Acceptance Test).

54.4.2 PARTNER should provide full access to TELKOM against manufacture accomplishment test results including but not limited to the proof of certification letter given by the manufacturer.

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54.4.3 Accomplishment of manufacture acceptance test is a condition precedent to
       Sub-system Acceptance Test.

54.5   Merchandise Submitted Test

54.5.1 As visual, TELKOM should assess the equipment when they are submitted to installation Location/Place based on a copy of merchandise packing documents and TELKOM's Project Manager should affirm the Minute of Merchandise promptly (at least within five (5) week days) if there is no physical damage to equipment and the total of the equipment is appropriate and accompanied by all supporting documentation.

54.5.2 Minute of Arrival Merchandise shall not be deemed as an equipment acceptance and shall not affect to TELKOM's right according to this Agreement.

54.6   PARTNER test

54.6.1 PARTNER should accomplish the examination at Location/Place to every Individual Connection Sub-system (BSS) after installation.

54.6.2 Accomplishment of PARTNER test is a condition to Sub-system Acceptance Test.

54.6.3 Examination of BSS consists in an examination to observe the integral functions from:

       (a)    Base Station Controller (BSC);
       (b)    Base Transceiver System (BTS);
       (c)    Antenna;
       (d)    Transmission Equipment; and
       (e)    BSS Network Element Manager (BSS NEM).

54.6.4 Examination of PDN should include an examination to affirm the equipment integral function:

       (a)    Packet Data Serving Code (PSDN) set of equipment device;
       (b)    Authentication, Authorization and Accounting (AAA);
       (c)    Home Agent (HA);
       (d)    Domain Name System (DNS);
       (e)    Fire Wall; and
       (f)    PDN Network Element Manager (PDN NEM).

54.6.5 PARTNER would provide an examination result to TELKOM when TELKOM is present at the Acceptance Test.

54.7   Acceptance Test: Sub-system Acceptance Test

54.7.1 After PARTNER finishes the test, PARTNER should accomplish every individual Sub-system with TELKOM's present as a witness.

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54.7.2 Examination should be accomplished during working hours, weekdays and
       PARTNER should announce to TELKOM at least fourteen (14) days before the examination due date which is proposed to schedule announcement and resources as required for the examination. PARTNER shall coordinate on examination date for each DIVRE to secure that the examination is efficiently scheduled.

54.7.3 Accomplishment of Sub-system Acceptance Test is a condition precedent to Integrated System Acceptance Test.

54.7.4 Examination to BSS consist of all examinations, which are required to confirm all functions from:

       (a)    Base Station Controller (BSC);
       (b)    Base Transceiver System (BTS);
       (c)    Antenna;
       (d)    Transmission Equipment; and
       (e)    BSS Network Element Manager (BSS NEM).

54.7.5 Examination of PDN should include examination to affirm the equipment integral functions:

       (a)    Packet Data Serving Code (PSDN);
       (b)    Authentication, Authorization and Accounting (AAA);
       (c)    Home Agent (HA);
       (d)    Domain Name System (DNS);
       (e)    Fire Wall; and
       (f)    PDN Network Element Manager (PDN NEM).

54.7.6 Besides that, examination at the Location/Place should be accomplished for every Sub-system:

       (a)    Mechanism Inspection, amount and vision;
       (b)    Occupation Inspection;
       (c) Construction Inspection, installation, cable system, wire system, tools, equipment foundation, painting and galvanization, vision and mechanism power and labeling;
       (d)    Showing of Measuring Tool and Nature Inspection;
       (e)    Power Supply Inspection; and
       (f)    Lost Boxes Inspection.

54.7.7 PARTNER should provide full access to TELKOM according to the result of the Sub-system Acceptance Test before initiating the Integrated System Acceptance Test.

54.8   Acceptance Test: Integrated System Acceptance Test

54.8.1 PARTNER (cooperating with NSS importer) should accomplish the Integrated System Acceptance Test with TELKOM present as a witness after

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       finishing Sub-system Acceptance Test (including measurement of tools and spare parts examination) to secure that the system is ready and functional as designed and applied for by TELKOM.

54.8.2 PARTNER should prepare the examination arrangement and procedure detail to obtain TELKOM's approval.

54.8.3 The Smallest Network Element that could be in the form of System, which can be examined, is BTS and other related equipment. Every examination of System should be accomplished from point to point (such as: PSTN to MSC to BSC to BTS to customer) to confirm that:

       (a)    Installation system fulfills the Specification Technical
              Agreement; and
       (b)    System is appropriate to NSS and other system.

54.8.4 Examination should be accomplished during working hours, weekdays and PARTNER should announce to TELKOM at least ten (10) days before the examination due date which is proposed to schedule announcement and resources as required for examination. PARTNER shall coordinate an examination date for each DIVRE to secure that the examination is efficiently scheduled.

54.8.5 Besides that, PARTNER should submit detailed information against all transmission links to TELKOM and for the assistance of TELKOM. TELKOM can delay the examination date if the transmission link requirement cannot be provided on time.

54.8.6 TELKOM within ten (10) week days should announce by way of a Minute of Integrated System Acceptance Test that the equipment has been tested after:

       (a)    All the System examinations have been successful;
       (b)    All the examination equipment and tools have been supplied; and
       (c) All the handbooks, built drawings, inventory lists and other information needed for the maintenance of system have been supplied.

       Minute of Integrated System Acceptance Test shall be announced according to each Location. In the case where a Sub-system or Place at the Location could not by examined for any reason, part of the Minute of Integrated System Acceptance Test can be announced for a Location which covers Sub-system or Place that has been examined. Part of Minute of Integrated System Acceptance Test is not allowed to be withdrawn due to a little impairment or non-substantial impairment.

54.8.7 If TELKOM, as required, cannot provide a transmission link, which is required and/or E1 link at PSTN switch to connect to another network but it seems that the System has fulfilled all the conditions above, TELKOM will announce part of the Minute of Integrated System Acceptance Test within 10 (ten) week days.

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
54.8.8 If TELKOM utilize System before Minute of Integrated System Hand Over for commercial service, System work in good performance and connected to the other customers which gain an earning, so the System is assumed to have been examined and TELKOM should announce Minute of Integrated System Acceptance Test according to Article 54.8.6.

54.9   Civil Occupation Test

54.9.1 PARTNER should regularly ensure that all civil occupation continuously and/or temporarily, according to the civil occupation examination plan, is submitted to and approved by TELKOM. Examination plans should include the frequency proposed for inspection and utilized examination protocol. While the occupation is running, examination protocol should be in the worksheet that will be utilized at the Location/Place.

54.9.2 TELKOM should announce by way of a Minute in every occupation step after civil occupation examination is accomplished according to the approved examination protocol. Such a Minute cannot be withdrawn for a non-substantial impairment.


ARTICLE 55. INTEGRATION, INTER-OPERATION ABILITY, AND SUITABILITY

55.1   Integration and Interconnection

55.1.1 CDMA Network consisting of BSS should interface with data net of TELKOM through PDSN (Packet Data Serving Node) as part of PDN (Paket Data Network) supplied by PARTNER.

55.1.2 Specifically, PARTNER working together with NSS Suppliers shall guarantee, without limited that:

       (a) BSS/BSC's equipment which is supplied by PARTNER shall match witch NSS' equipment and TELKOM's PDN (Paket Data Network); and

       (b) All related sub-system in BSS and PDN to be submitted by PARTNER shall match to the others.

55.2   Requirement for Inter-Operation Ability

55.2.1 BSS' equipment shall be able to inter-connect with NSS' equipment that is supplied by other CDMA FWA vendors and compatible with the CDMA IOS version 4.0 standards.

55.2.2 PARTNER shall submit supporting evidence to TELKOM in the form of written statement or letter from the operators, certification board, or PARTNER which states the operator names and information for the contact persons, location, type of BSS equipment, and sample of where the inter-

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
       connection occurred. TELKOM should issue the Minutes of IOP to PARTNER pursuant to the Commitment for Inter-connection Ability Agreement following the accomplishment for their own inter-connection ability test
       (IOP).

55.3   Suitability

55.3.1 Every release or the latest software version should be retroactively compatible with the release and/or the previous version where it is technically and commercially possible.


ARTICLE 56. CUT OVER PROCEDURE

56.1 PARTNER shall ensure that the cut over from every equipments on the net (e.g, in the event of the BTS should be disconnected from the existing BSC and being reconnected to the new installed BSC or if the BSC is disconnected from the existing NSS and being reconnected to the newly installed NSS) will not interrupt the net operation.

56.2 PARTNER shall coordinate with TELKOM in the matter of procedures and time scheduling for cut over and for each cut over shall take place between 2:00 am up to 4:00 am ("Cut Over Period"), unless agreed otherwise by TELKOM.

56.3 Unless agreed otherwise by the Parties, net interruption while operating the cut over shall not exceed fifteen (15) minutes for every given occasion.

56.4 PARTNER shall ensure that the previous connection can be reinstated without any interruption to the Net whenever the cut over did not work as it should or is unsatisfactory. Whenever the cut over seems unfeasible to be completed in the Cut Over Period, then PARTNER shall reinstate the previous connection and try the cut over all over again the next day.

56.5 PARTNER shall pay the damages to TELKOM for every loss or damage caused by any interruption on the Net (including but not limited to service interruption or system break down) which occurs outside the Cut Over Period caused by cut over which causes the income loss to TELKOM, pursuant to Article 11.

56.6   These cut over procedures are also applicable for DIVRE.


ARTICLE 57. THE ENVIRONMENTAL STANDARD FULFILLMENT

57.1 The Goods To Be Transferred that will be supplied by PARTNER must fulfill every prevailing legal requirement and shall not contain any materials and/or supplies that are forbidden by law. The Goods To Be Transferred shall not contain any materials and/or supplies that cannot be processed by normal methods of waste processing.

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
57.2 PARTNER shall give permission to TELKOM to observe the awareness level from them and shall give any ongoing assistance to TELKOM in observing the awareness level of the company about environmental matters.

57.3 PARTNER shall provide the following information to TELKOM as early as possible to ensure there is acceptable time for TELKOM to inform all related parties before the Goods To Be Transferred are accepted;

57.3.1 Which materials and/or supplies that are considered as hazardous equipment to society, to possessions or to the environment, including soil, water and air;

57.3.2 How, where the said materials and/or supplies are placed in the equipment, the related components must be treated at the end of there usage and at the end of their usage, how the said components can be lifted from the equipment in a safe and correct way;

57.3.3 Which regulations are applicable for forwarding, storage, installment, usage, unloading, and processing the material in relation to the hazard that might be effected by it; and

57.3.4 How to increase the information diffusion process/gains by TELKOM as far as it is considered acceptable without escalating the cost.

57.4 PARTNER shall state which components of the suitable equipment to be re-used or recycled as well as whether to smolder it in the end of its usage.

57.5 PARTNER shall provide such information as mentioned above to TELKOM through electronic transportation for information services or electronically in the computer program that is usually used and in the format which is reasonably requested by TELKOM.

57.6 PARTNER shall guarantee that all information provided to TELKOM is complete and true to the extent known by them.


ARTICLE 58. MEDIATION DEVICE DEVELOPMENT

PARTNER as requested by TELKOM shall develop and provides interface to customer care, billing and NMS TELKOM. Development cost shall be previously approved by TELKOM and then added to the Contract Price of the Purchase Order which relates to the equipment where a mediation device shall be used. As for the rest, 25% of the development cost shall be paid on the acceptance test of the mediation device, and the remaining 75% will be paid by TELKOM pursuant to PAYG payment scheme for the related equipment.


ARTICLE 59. DOCUMENTATION

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59.1   PARTNER shall provide the handbook and design in sufficient amount as required to support the equipment maintenance, installment, and functions test. Handbook and design must include the design, wiring, scheme, display, net diagram, block diagram and also the complete guidance so they will be familiar with the usage, installment, operation, theory, maintenance, and spare parting, as well as the right system design. The handbook for every part shall be separately created and submitted to TELKOM. The handbook to be supplied must include, but is not limited to:

59.1.1 Installation handbook and system;

59.1.2 Equipment handbook including the Standard Operation Procedure and Standard Maintenance Procedure;

59.1.3 Problem Solving handbook including block diagram;

59.1.4 Costumer handbook for permanent terminal shall include the assembling design, wiring, and complete guidance to be familiar with, installment, maintenance, and also spare parting;

59.1.5 Costumer handbook for mobile handset shall include complete guidance to be familiar with, installment, maintenance, and also spare parting. All handbooks shall be prepared in English and metric weight and measurement must be used.

59.2 PARTNER shall maintain and keep updating the Project library in Indonesia which contains every document related to the project, including but not limited to the minutes for every JPS, DRM, and monthly meeting, every Purchase Order, estimated order, Alteration Order, every approved revisions from the Operating Plan, and all correspondence between PARTNER, sub contractors, and TELKOM. The Project Library shall be accessible by TELKOM and its subsidiaries at normal working hours and TELKOM from time to time can ask for copies of all or part of the Project library to be supplied to them without extra cost. The Project Library shall be submitted to TELKOM at the termination of the prevailing Service Level Agreement.

59.3 PARTNER shall submit the design and documents (including final operation design, assembling design, connection, and allocation) that relate to the Sub-system that is installed.

59.4 Every design and documents related to the system or sub-system that relate to PARTNER or the Goods To Be Transferred shall be maintained for the prevailing Service Level Agreement period so PARTNER could generate a part which needs to be replaced and/or developed for a system or sub-system whenever required. After the termination of the prevailing Service Level Agreement, such design, and documents shall be submitted to TELKOM.

59.5 All Intellectual Property Rights related to equipment, designs, specifications, software, and documentation and data that is issued by the Parties pursuant to

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
        the implementation of this agreement shall remain owned by the Parties pursuant to this agreement.

59.6 Incompleteness related to the description mentioned in any document and/or which is part of this Agreement must be provided to TELKOM to be clarified.

59.7 As PARTNER is providing maintenance and support pursuant to this Agreement and prevailing SLA, updating costs for the documents shall be included in the cost that is paid by TELKOM to PARTNER pursuant to the related SLA. To avoid any doubt, the Documentation cost shall be paid based on the general service pursuant to Article 33.

59.8 All documentation shall be pursuant to the requirements stated in RfP or as separately arranged in an approved document by the Parties. The standard documents which are to be provided by PARTNER are as stated in
        Schedule 22 (Documentation)

59.9 On the first JPS, PARTNER shall submit to TELKOM the PARTNER's plans to generate the location survey/Place which consist of, but is not limited to the following points:

59.9.1  Time Table;

59.9.2  Manpower Schedule; and

59.9.3  Team organization.

59.10 TELKOM shall submit the approval letter for the details location survey/Place that is submitted by PARTNER, after they have approved the proposal. PARTNER shall generate the location survey/place along with a team that is appointed by TELKOM as scheduled in the location survey/place plan.

59.11 PARTNER shall submit the location survey/place report ("Survey Report") for installment within two (2) weeks after the location survey/place. The Survey Report consists of this following points:

59.11.1 Placement of location/place which includes the guidance map, floor placement, and cable racking;

59.11.2 Block terminal arrangement and the existence frame distribution;

59.11.3 Sub distribution panel arrangement;

59.11.4 Providing the Supporting facility and other requirements;

59.11.5 Providing the antenna room on the existence tower;

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
59.11.6 Location map profile and, if required, backhaul system for PARTNER equipment;

59.11.7 Providing the port and link at TELKOM's telephone center; and

59.11.8 Coverage map for every BTS;

59.12 PARTNER shall submit the final operation design based on the Net configuration after the installment work is done.


                                   CHAPTER 6.
                            SERVICES LEVEL AGREEMENT


ARTICLE 60. SERVICES LEVEL AGREEMENT

60.1    Services Level Agreement

60.1.1 Telkom has asked PARTNER to provide services on operational assistance and certain maintenance, and PARTNER has agreed to provide such services in accordance with this Services Level Agreement.

60.1.2 Prior to the Acceptance Test on Goods To Be Transferred on First Delivery Order, TELKOM and PARTNER shall make a Services Level Agreement in the form and substance which is stated in Schedule 19 covering the support for operational services and maintenance, spare parts and software. The early period for this Services Level Agreement will be terminated, except where terminated in accordance with SLA, three (3) years on the first occurrence of: (a) date of the first Minutes of Integrated System Acceptance Test or (b) commercial placement for any Goods To Be Transferred which is provided by PARTNER. To avoid any uncertainty, any commercial utilization on PARTNER's equipment, provided it is based on initial test inter operation required under Chapter 7 this Agreement, will be managed by this Services Level Agreement.


                                   CHAPTER 7.
                           PERFORMANCE QUALIFICATIONS
                        INTER OPERATION AND COORDINATION


ARTICLE 61. GENERAL

61.1    Required on Article 14.2.1, this Chapter is only valid for DIVRE.

61.2 PARTNER acknowledges that certain Network for this project provided by (other) supplier and performances for inter operation between vendor's equipment is a major requirement for this project based on this Agreement. Primarily, TELKOM requires that BSS configuration shall be fully

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       operational with the NSS equipment provided by (other) FWA CDMA vendor in accordance with Article 55. The Parties acknowledge that prior to the achievement of inter operation performance, DIVRE shall not start the operation on the condition that more than one vendor who provided the equipment is available. To achieve this purpose, the Parties have made a commitment agreement for the performance of inter-operation with a vendor who provides NSS equipment as set forth in Schedule 21.

61.3 In the event that the vendor could not achieve the satisfactory performance on inter operation in the end of the period of the performance test as set forth on Schedule 21, TELKOM on its sole discretion:

       (a) can extend the period for the performance test for certain times and demand the vendor to carry on the work to achieve the performance of inter-operation;

       (b)    to stop the performance test until further notification; or

       (c) to notify vendor, or vendors, as the case may be, based on fully technical evaluations of cause(s) which cause the failure to perform the inter-operation as set forth on this Agreement, TELKOM could execute its right to terminate this Agreement as set forth on Article 14.2 (compliant on Article 8 Schedule 21). In this case, PARTNER has no further obligation in connection with the performance of inter-operation.

61.4 Following the issuing of Minutes of IOP, the Parties acknowledge that certain amendment is needed to this Agreement for the purposes of obtaining advice from all vendors on JPS and DRM, and they will manage every instance of lateness which is caused by one or more vendor as it effects other vendors.


ARTICLE 62. JPS, DRM AND MONTHLY MEETINGS

62.1   In every JPS:

62.1.1 every demand and economic analysis shall be conducted by a BSS equipment vendor, and TELKOM together with an NSS equipment vendor shall only submit comments;

62.1.2 a BSS equipment vendor together with TELKOM shall have priority in advance location/place for network implementation on BSS equipment; and

62.1.3 every vendor together with TELKOM shall make an analysis of technology.

62.2   In every DRM:

62.2.1 every vendor shall be responsible for its own survey on location for network implementation;

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62.2.2 TELKOM together with BSS equipment vendor shall calculate, ensure and revise the Supply of Installed Lines, and the NSS equipment vendor shall only submit comments;

62.2.3 TELKOM together with a BSS equipment vendor shall develop, approve and consent to the Implementation Plan on BSS equipment for the next semester. Afterward TELKOM together with a NSS equipment vendor shall develop, approve and consent to the Implementation Plan on NSS equipment for the next semester;

62.2.4 TELKOM and every vendor shall develop, approve and consent to the design of particular network, BoQ, and each of the resources and training plans; and

62.2.5 TELKOM together with vendors shall discuss every amendment needed for Schedule For Plan And Performance Of Project Management and especially communicate the information regarding any possible delay or any matter that could effect another vendor(s) or the implementation of the Network. Hence, TELKOM together with vendors shall approve and consent to any amendment to each of the plans and the schedule in consideration with the information submitted by another vendor.

62.3 TELKOM from time to time has the right to request the vendors to attend a monthly meeting for the purposes of sharing information and having a discussion.


ARTICLE 63. ACCEPTANCE TEST

63.1 The Parties acknowledge that in order to verify the Network from point to point, every Network component (MSC, BSC and BTS) shall be connected and provided during the test period that has been scheduled for the Integrated System Acceptance Test.

63.2 Integrated System Acceptance Test shall be conducted during regular working hours and PARTNER, who shall conduct the performance test on its equipment, shall coordinate with TELKOM at least fourteen (14) days before the proposed date in order to determine the schedule and the sources needed for such a performance test, and TELKOM shall confirm at least forty eight (48) hours from the written notification from PARTNER whether the proposed time is acceptable or not. However, if TELKOM has given its approval to attend the Integrated System Acceptance Test but c cannot attend such test, TELKOM shall give written instruction as to an alternative for its absence and PARTNER shall immediately submit a report regarding the result of such test. TELKOM will cooperate with another vendor on such test whenever needed. PARTNER shall coordinate the date of such test to the related DIVRE to ensure that the test is efficiently scheduled.

63.3 Every vendor, after receiving direct notification, shall notify TELKOM and another vendor(s) whether its equipment has undergone the Sub-System

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       Acceptance Test and if such test has not been conducted, the vendor shall notify the schedule for such test and whether such test will effect a delay to the approved completion date.

63.4 TELKOM, acting reasonably, can re-schedule the proposed date for the test for up to 1 (one) month to manage the delay that is caused by another vendor.

63.5 For the avoidance of doubt, test procedure and Acceptance Test will be contemplated as per Article 54.


IN WITNESS WHEREOF, the Parties have made this Agreement duly signed by their authorized representative on the date and year first mentioned above.


Perusahaan Perseroan (Persero)              PT Industri Telekomunikasi Indonesia
PT Telekomunikasi Indonesia, Tbk.           (Persero)



/s/ Kristiono                               /s/ John Welly

[signed]                                    [signed and stamped]
KRISTIONO                                   JOHN WELLY
President Director                          President Director

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